                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14c-5(d)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12



                           Rhone-Poulenc Rorer Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF RHONE-POULENC RORER APPEARS HERE]



          NOTICE OF 1996 ANNUAL MEETING OF
          SHAREHOLDERS



          PROXY STATEMENT



          1995 FINANCIAL STATEMENTS AND REVIEW OF
          OPERATIONS

[LOGO OF RHONE-POULENC RORER APPEARS HERE]

             RHONE-POULENC RORER INC.
             500 ARCOLA ROAD
             COLLEGEVILLE, PA 19426
             MARCH 28, 1996

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held at 2:00 p.m., Friday, May 3, 1996 at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania.

  At the Annual Meeting, shareholders will be asked to elect five directors, to approve an increase in authorized common shares, and to ratify the selection of independent accountants for 1996.

  The Notice of Annual Meeting, combined proxy statement and 1995 financial statements, form of proxy and report to shareholders are included with this letter.

  Whether or not you expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed postage prepaid envelope.

  I look forward to welcoming you at the Annual Meeting this year.

                                 Very truly yours,

                                 Michel de Rosen
                                 President and Chief Executive Officer

                           RHONE-POULENC RORER INC.
                                500 ARCOLA ROAD
                            COLLEGEVILLE, PA 19426

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 3, 1996

To the Shareholders
of Rhone-Poulenc Rorer Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), will be held on Friday, May 3, 1996 at 2:00 p.m., local time, at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania for the following purposes:

    1. To consider and vote upon the election of five directors to three-year terms;

    2. To amend the Company's Articles of Incorporation to increase the number of authorized common shares to 600 million.

    3. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1996; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Only the holders of record of Common Shares at the close of business on March 11, 1996 will be entitled to notice of and to vote at the Annual Meeting. Such holders may vote in person or by proxy.

  Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed prepaid envelope to ensure that your vote will be counted. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS.


                                          /s/ Richard B. Young

                                          Richard B. Young
                                          Secretary

Collegeville, Pennsylvania
March 28, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           NOS.
                                                                           ----
Notice of Annual Meeting of Shareholders..................................
Proxy Statement...........................................................   1
  Voting of Shares........................................................   1
    Ownership of Shares...................................................   2
    Control of the Company................................................   4
  Election of Directors...................................................   4
  Committees of the Board of Directors....................................   7
  Directors' Compensation.................................................   8
  Report on Executive Compensation by the Executive Personnel &
   Compensation Committee.................................................   9
  Compensation of Executive Officers......................................  14
  Certain Relationships and Related Transactions..........................  18
  Proposal to Amend Articles of Incorporation to Increase Authorized Com-
   mon Shares.............................................................  19
  Proposal to Ratify the Appointment of Auditors..........................  20
  General and Other Matters...............................................  20
  Proposals of Shareholders...............................................  20
Annual Financial Statements and Review of Operations......................  21
  Ten-Year Selected Financial Data (Unaudited)............................  21
  Management's Discussion and Analysis of Results of Operations and
   Financial Condition....................................................  22
  Consolidated Statements of Income.......................................  34
  Consolidated Balance Sheets.............................................  35
  Consolidated Statements of Cash Flows...................................  36
  Notes to Consolidated Financial Statements..............................  37
  Responsibility for Financial Statements.................................  60
  Report of Independent Accountants.......................................  61
  Quarterly Data (Unaudited)..............................................  62

                         RHONE-POULENC RORER INC.
                         500 ARCOLA ROAD
                         COLLEGEVILLE, PENNSYLVANIA 19426

                         PROXY STATEMENT

                               VOTING OF SHARES

  This proxy statement and the accompanying proxy card are being mailed on or about March 28, 1996 to holders of Common Shares of Rhone-Poulenc Rorer Inc. (the "Company"). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") scheduled to be held on May 3, 1996 and at any adjournment or postponement thereof.

  At the Annual Meeting, holders of Shares will consider and vote upon the following proposals:

    1.The election of five directors of the Company for three-year terms ending in 1999;

    2. To amend the Company's Articles of Incorporation to increase the number of authorized common shares to 600 million.

    3. The ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1996.

  The Board of Directors has fixed the close of business on March 11, 1996 as the record date ("Record Date") for determining the holders of Shares who will be entitled to notice of and to vote at the Annual Meeting.

  Only the holders of record of Common Shares of the Company ("Shares") on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, 140,193,695 Shares were outstanding for voting purposes. Shareholders are entitled to one vote per Share on each matter to be voted upon. The presence, in person or by properly executed proxy, of the holders of a majority of the Shares outstanding shall constitute a quorum at the Annual Meeting.

  All Shares that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominees for director, FOR the amendment of the Articles of Incorporation to increase to 600 million the number of authorized Common Shares, and FOR the ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company.

  Abstentions and Shares held of record by a broker or its nominee which are voted on any matter are included in determining the number of votes present, but such Shares not voted on any matter will not be included in determining whether a quorum is present. A nominee for election as a director will be elected if he receives an affirmative vote of a majority of the votes cast by all shareholders entitled to vote at a meeting of shareholders. The proposal to amend the Articles of Incorporation will be adopted if approved by a majority of the outstanding shares. The selection of independent accountants will be ratified if approved by the majority of those votes present and cast at the meeting of shareholders.

  Proxies representing Shares held of record will also represent Shares held under the Company's Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the Trustee with respect to Shares held in accounts under the Rhone-Poulenc Rorer Savings Plan. If participants in those plans also are shareholders of record with the same account information, they will receive a single proxy which will represent all Shares held of record and in one or both such plans. If the account information is different, then the participants will receive separate proxies. The number printed on the proxy card reflects the total number of Shares represented by that proxy.

  The Board of Directors does not know of any matters, other than the election of directors, the amendment of the Articles of Incorporation to increase the number of authorized Shares, and the ratification of the selection of independent accountants, that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company before the Annual Meeting or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or any subsequent proxy should be sent so as to be delivered to: Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426, Attention: Secretary at or before the taking of the vote at the Annual Meeting.

  On the Record Date, Rhone-Poulenc S.A. ("RP") owned approximately [67.76%] of the Company's outstanding shares. RP has the right to vote sufficient Shares to cause each of the proposals to be presented at the Annual Meeting to be approved, without any other Shares being voted in favor thereof.

                              OWNERSHIP OF SHARES

  The following table presents information provided to the Company as to the beneficial ownership of the Company's Shares, as of February 29, 1996, by persons holding 5% or more of such Shares:

- -------------------------------------------------------------------------------
  NAME AND ADDRESS     NUMBER OF SHARES NATURE OF OWNERSHIP PERCENTAGE OF CLASS
- -------------------------------------------------------------------------------
Rhone-Poulenc S.A.
 25, Quai Paul Doumer
 92408 Courbevoie,
 FRANCE                   95,002,147          Direct               67.80%
- -------------------------------------------------------------------------------

  The following table shows, for each director, for each executive named in the Summary Compensation Table on page 14 ("named executive officers") and for all directors and executive officers of the Company as a group, the total number of Shares beneficially owned as of February 29, 1996, and the nature of such beneficial ownership. Beneficial ownership includes, among other things, the right to acquire shares within sixty (60) days through the exercise of an option. Total ownership represents less than two percent of the outstanding shares.

- --------------------------------------------------------------------------------
                                                             NUMBER OF SHARES
                                         NUMBER OF SHARES SUBJECT TO EXERCISABLE
NAME OF BENEFICIAL OWNER                  OWNED DIRECTLY         OPTIONS
- --------------------------------------------------------------------------------
Jean-Jacques Bertrand                          3,577               82,943
Jean-Marc Bruel                                  -0-              102,000
Robert E. Cawthorn                           113,845              373,216
Michel de Rosen                                8,629              107,080
Charles-Henri Filippi                          4,000                6,000
Prof. Claude Helene                              -0-               36,000
Michael H. Jordan                              1,000               16,000
Manfred E. Karobath                            7,189               66,919
Igor Landau                                      200              146,000
Peter J. Neff                                    -0-               68,000
James S. Riepe                                   864               10,000
Timothy G. Rothwell                               67                4,000
John A. Sedor                                  1,419               31,298
Edward J. Stemmler, MD                           144                  -0-
Jean-Pierre Tirouflet                            -0-              146,000
All Executive Officers and Directors as
 a Group
 ( 22 in number)                             173,040            1,504,639

  Pursuant to the terms of the shareholder-approved plan, which was then known as the Rorer Group Inc. Stock Plan and is now known as the Rhone-Poulenc Rorer Amended and Restated Stock Plan ("Stock Plan"), Messrs. Riepe and Stemmler were each awarded on April 26, 1988, options to purchase 20,000 Shares at a price of $16.00 per Share, the market value on that date. Under the terms of the Stock Plan, these options became exercisable upon the change in control of the Company (described below) on May 5, 1990. Pursuant to the terms of the Acquisition Agreement between the Company and RP dated as of March 12, 1990 (the "Acquisition Agreement"), Mr. Riepe and Dr. Stemmler each surrendered one-half of his option in exchange for a cash payment representing the difference between the option price and the tender offer price paid by RP. The balance of the options remained outstanding and, pursuant to the Acquisition Agreement, the option price was reduced to $9.67 to reflect the value of the Contingent Value Right issued by RP and distributed to shareholders of the Company in 1990.

  Pursuant to terms of the Stock Plan, Mr. Landau and Mr. Helene were each awarded, on July 31, 1990, options to purchase 20,000 Shares at a price of $32.3125 per share, the market value on that date. Messrs. Bruel, Filippi, Jordan, Neff and Tirouflet were each awarded, on May 7, 1991, options to purchase 20,000 shares at $41.125 per share, the market value on that date. These options become exercisable during service as director at the rate of 20% of the Shares on each of the first five anniversaries of the date of grant.

  In the foregoing table, the Number of Shares Subject to Exercisable Options reflects, for certain directors, not only the exercisable portion of options granted by the Company to directors or to executives, but also the currently-exercisable portion of options granted to these directors by RP under the terms of an RP stock option plan.

  The foregoing description reflects a two-for-one split in the Shares, effective June 7, 1991.

                            CONTROL OF THE COMPANY

  Pursuant to the terms of the Acquisition Agreement between the Company and RP, dated as of March 12, 1990, RP acquired Shares of the Company in two transactions in 1990: (1) upon expiration on May 5, 1990 of its tender offer for Shares, RP purchased 21,629,061 of the Shares tendered to it (representing approximately 50.1% of Shares then outstanding on a fully-diluted, pre-split basis) and (2) on July 31, 1990, the Company issued 24,205,670 Shares to RP in consideration of the contribution to the Company by RP of its Human Pharmaceutical Business. As a result of these transactions, RP acquired Shares constituting approximately 68% of the Shares outstanding on a fully-diluted basis. RP now owns approximately 68% of the Shares and thereby controls the Company.

                             ELECTION OF DIRECTORS

  The Acquisition Agreement provides that for a standstill period extending until July 31, 1997, during which RP cannot acquire additional Shares except under certain conditions provided therein, the Board of Directors shall consist of 13 directors. The parties to the Acquisition Agreement agreed that RP would vote all Shares owned by it directly or indirectly to elect, and the Company would use its best efforts to cause to be elected, seven individuals selected by RP ("RP Designees"), three executive officers of the Company ("Rorer Designees") and three individuals who are Independent Persons selected by the Nominating Committee of the Board of Directors of the Company (the "Independent Directors"). "Independent Person" is defined as a person who (1) is in fact independent, (2) does not have any direct financial interest or any material indirect interest in either RP or the Company (other than by reason of ownership of not more than 1% of any class of securities thereof) and (3) is not connected with RP, the Company or any of their respective affiliates as an officer, employee, consultant, agent, advisor, representative, trustee, partner, director (other than of the Company) or person performing similar functions.

  Edward J. Stemmler, M.D., is retiring as a director at the Annual Meeting, having served as a director for 18 years, the last six as an Independent Director.

  The Board of Directors has nominated Jean-Jacques Bertrand, Michel de Rosen, Dale F. Frey, Igor Landau, and Jean-Pierre Tirouflet as directors of the Company for three-year terms ending in 1999. Information about the nominees, as well as about continuing directors, appears below.

  Messrs. Bertrand, Landau, and Tirouflet have previously been elected directors of the Company by the shareholders.

  Mr. Frey would become an Independent Director, succeeding Dr. Stemmler. Mr. de Rosen is a Rorer Designee. Messrs. Bertrand, Landau and Tirouflet are RP Designees.

  All of the nominees have consented to be named and to serve if elected. If any of the nominees should become unavailable for election, it is intended that the Shares represented by proxies will be voted with discretionary authority for a substitute designated by the Board.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTORS.

  The following table gives the following information about each nominee and each continuing director: age, all positions with the Company, the first year elected a director, the year in which his current term of office expires, principal occupation or employment during the past five years and other directorships.

NOMINEES FOR ELECTION FOR TERMS ENDING IN 1999

    NAME (AND AGE) OF
   DIRECTORS, POSITIONS             TERM OF
AND OFFICES HELD WITH THE  DIRECTOR  OFFICE
         COMPANY            SINCE:  EXPIRES:             BUSINESS EXPERIENCE
- -------------------------  -------- -------- -------------------------------------------
Jean-Jacques Bertrand/2/     1990     1996   Chairman & Chief Executive Officer (effec-
 (56)                                         tive January 1, 1995) and Vice Chairman &
 Director                                     CEO (in 1994) of Pasteur Merieux Serums
                                              and Vaccines. Executive Vice President of
                                              the Company (1990-1993); President, World-
                                              wide Pharmaceutical Operations of Rhone-
                                              Poulenc Sante (1987-1990).
Michel de Rosen/1/ (45)      1993     1996   President (since 1993) and Chief Executive
 Director, President and                      Officer (since April 1995) of the Company
 Chief Executive Officer                      ; President, Fibers and Polymers Sector,
                                              Rhone-Poulenc S.A. (1988-1993). Mr. de Ro-
                                              sen is also a member of the Executive Com-
                                              mittee of Rhone-Poulenc S.A.
Dale F. Frey/3/ (63)                         Chairman and President, General Electric
 Nominee for Director                         Investment Corporation (since 1984), Vice
                                              President and Treasurer, General Electric
                                              Corporation (1980-1984, 1986-1994). Mr.
                                              Frey is also a director of USF&G Corpora-
                                              tion, Praxair, Inc. and Doubletree Corp.
Igor Landau/2/ (51)          1990     1996   President (since 1992) and Senior Executive
 Director                                     Vice President (1990-1992) of Rhone-
                                              Poulenc S.A. and Chairman of the Rhone-
                                              Poulenc Health Sector (since 1990). Mr.
                                              Landau is a member of the Executive Com-
                                              mittee of Rhone-Poulenc S.A.
Jean-Pierre Tirouflet/2/     1990     1996   Senior Executive Vice President & Chief Fi-
 (45)                                         nancial Officer (since 1992); Group Chief
 Director                                     Financial Officer (1990-1992); and member
                                              of the Executive Committee (since 1990) of
                                              Rhone-Poulenc S.A. Mr. Tirouflet is also a
                                              director of Banque Indosuez and Pechiney
CONTINUING DIRECTORS                          S.A.

Jean-Marc Bruel/2/ (60)      1990     1997   Vice-Chairman of Rhone-Poulenc S.A. (since
 Director                                     1992); President of Rhone-Poulenc S.A.
                                              (1987--1992); and member of the Executive
                                              Committee of Rhone-Poulenc S.A. Mr. Bruel
                                              is also a director of Rhone-Poulenc S.A.
                                              and a member of the Supervisory Board of
                                              Banque Paribas.

- --------
/1/ Rorer Designee
/2/ RP Designee
/3/ Independent Director

    NAME (AND AGE) OF
   DIRECTORS, POSITIONS                         TERM OF
AND OFFICES HELD WITH THE              DIRECTOR  OFFICE
         COMPANY                        SINCE:  EXPIRES:             BUSINESS EXPERIENCE
- -------------------------              -------- -------- -------------------------------------------
Manfred E. Karobath, M.D./1/ (55)        1994     1997   Senior Vice President of the Company and
 Director, Senior Vice                                    President of RPR Research & Development
 President                                                since 1992; Director of Research & Devel-
                                                          opment of Sandoz Pharma Ltd. Switzerland
                                                          (1989-1992). Dr. Karobath is also a direc-
                                                          tor of Pasteur Merieux Serums & Vaccines.
Peter J. Neff/2/ (57)                    1990     1997   President and Chief Executive Officer of
 Director                                                 Rhone-Poulenc Inc. since 1991
James S. Riepe/3/ (52)                   1982     1997   Managing Director (since 1989) of T. Rowe
 Director                                                 Price Associates, Inc., an investment man-
                                                          agement firm. Mr. Riepe is also a director
                                                          of T. Rowe Price Associates, Inc. and var-
                                                          ious T. Rowe Price-sponsored mutual funds.
Robert E. Cawthorn/1/ (60)               1984     1998   Chairman (since 1986), President (1984-
 Director and                                             1991), Chief Executive Officer (1985-1995)
 Chairman                                                 and Executive Vice President (1982-1984)
                                                          of the Company. Mr. Cawthorn is a member
                                                          of the Executive Committee of Rhone-
                                                          Poulenc S.A. and is also a director of Sun
                                                          Company, the Vanguard Group of Investment
                                                          Companies and Westinghouse Electric Corpo-
                                                          ration.
Charles-Henri Filippi/2/ (43)            1990     1998   Managing Director in Charge of Investment
 Director                                                 Banking (since 1995), Senior Executive
                                                          Vice President (since 1993) and Executive
                                                          Vice President in Charge of Large Enter-
                                                          prises (1989-1993), Credit Commercial de
                                                          France.
Prof. Claude Helene/2/ (57)              1990     1998   Senior Vice President and Directeur
 Director                                                 Scientifique of Rhone-Poulenc since 1990.
                                                          Professeur at the Museum National
                                                          D'Histoire Naturelle (Paris, France) since
                                                          1976; Director of a Research Center of
                                                          Institut National de la Sante et de la Re-
                                                          cherche Medicale (1980-1992). Member of
                                                          the French Academy of Sciences.
Michael H. Jordan/3/ (59)                1991     1998   Chairman & Chief Executive Officer, West-
 Director                                                 inghouse Electric Corporation (since
                                                          1993); Principal of Clayton, Dubilier and
                                                          Rice, Inc. 1992-1993. President and Chief
                                                          Executive Officer (1986-1992) of PepsiCo
                                                          Worldwide Foods, Inc. Mr. Jordan is a di-
                                                          rector of Aetna Life & Casualty Company,
                                                          Dell Computer, Melville Corporation and
                                                          Westinghouse Electric.

- --------
/1/ Rorer Designee
/2/ RP Designee
/3/ Independent Director

NOMINATIONS BY SHAREHOLDERS

  The Company's By-laws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors, if written notice (the "Notice") of the shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of the Company in the specified manner and within a specified time limit. The Notice shall be delivered to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors. If less than 21 days' notice of the meeting is given to shareholders, the notice shall be delivered to the Secretary of the Company not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. The Notice may be delivered to the Secretary or mailed to the Secretary by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary. The Notice shall be in writing and contain
(1) the name and address of the nominating shareholder; (2) a representation that the shareholder is a shareholder of record and intends to appear in person to nominate the person or persons specified in the Notice; (3) such information about such nominee as would be required to be included in the proxy statement filed pursuant to Section 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934; (4) a description of all arrangements or understandings among the shareholder and each nominee and any other person pursuant to which the nomination is made and (5) the consent of each nominee to serve as a director if elected.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Based on an examination of Forms 3, 4, and 5 filed with the Securities and Exchange Commission, the Company is aware that Richard T. Collier, Senior Vice President of the Company, filed late a Form 3. The Company is unaware of any failure by an officer or director to file a required form.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. The Audit Committee's function is to conduct such review as may be necessary or desirable with respect to: the selection of independent accountants and compensation paid to them; the scope of audit activities and related work programs of the Company's independent accountants and internal audit and accounting staffs; the results and findings of audits, quarterly reviews and other reporting by the Company's independent accountants and internal audit staff; the policies and practices of the Company for the proper maintenance of the accounts of the Company and for insuring reliability and integrity of the financial statements; the accounting controls, practices and policies of the Company and its subsidiaries; special investigations and studies to insure adherence to the Company's policies and procedures relating to accounting, financial control and audit matters; and the responsibilities, authority and duties of the Company's chief financial officer, chief accounting officer and director of internal audit and the performance by each of them of his respective duties. The Audit Committee held two meetings in 1995. Its members are Messrs. Riepe (Chairman), Filippi and Stemmler.

  The Company has an Executive Personnel and Compensation Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. Pursuant to the Acquisition Agreement, one member is an RP Designee and the balance are Independent Directors. The Executive Personnel and Compensation Committee reviews the administration of the Company's stock option and incentive compensation plans and reviews with the Board of Directors, for approval, the compensation, including the amount of any incentive compensation or bonus, to be paid to any officer of the Company or Division president and reviews the compensation, including incentive compensation or bonus, paid to each other employee of the Company or any of its domestic subsidiaries or General Manger of an international subsidiary whose annual rate of salary exceeds $200,000 and any other employee or class or group of employees as the Committee shall determine. The Committee also reviews the recommendations of the Company's chief executive officer, including planning for executive development and management succession, with regard to management personnel of the Company and its subsidiaries, whose annual rate of salary exceeds $200,000. The Executive Personnel and Compensation Committee held three meetings in 1995. Its members are Messrs. Riepe (Chairman), Jordan and Landau.

  The Company has a Nominating Committee appointed by the Board of Directors and composed of three directors: one Rorer Designee, one RP Designee and one Independent Director who is the chairman of the committee. The Nominating Committee proposes to the Board of Directors candidates for Board membership as Independent Directors to stand for election or to fill vacancies on the Board as they occur. The Nominating Committee held one meeting in 1995. Its members are Messrs. Stemmler (Chairman), Cawthorn and Neff.

  The Board of Directors held nine meetings in 1995. Messrs. Bertrand, Jordan, Neff, and Tirouflet attended fewer than 75% of the aggregate of the number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which each served. Individual director attendance at meetings of the Board of Directors and its committees during the year averaged 84%.

                            DIRECTORS' COMPENSATION

  Directors who are not employees of the Company or any of its subsidiaries were paid in 1995 an annual retainer of $25,000. An additional annual retainer of $2,000 was paid for committee participation and an additional $2,000 for committee chairmanship. Directors also received a fee of $1,000 per Board meeting attended and $500 per committee meeting. The directors are paid an additional $500, or a total of $1,000, per committee meeting which is not held in conjunction with a meeting of the Board of Directors.

  In addition, the terms of the Company's stock options plans, which have been approved by the shareholders, provide that each non-employee director receives upon election to the Board a non-qualified option to purchase 20,000 Shares at an option price equal to the then-current market value, with such option to become exercisable, on a cumulative basis, as to 20% of the Shares on each of the first five anniversary dates of the grant.

  Directors who are employees of the Company or any of its subsidiaries do not receive compensation for service as directors.

  In 1987, the Board of Directors adopted a Deferred Compensation Plan for Directors, by which a non-employee director may defer a portion of fees payable for service as a director. The Company may purchase life insurance to do so to provide the funding for its deferred obligation. The deferred benefits are a general unsecured obligation of the Company payable to the director over a 15 year period upon reaching age 65 or at an earlier time upon termination as a director if permitted by the Executive Personnel and Compensation Committee. The amount of deferred benefits will be determined by the Committee at the time of commencement of such payments and will be an annual amount which can be provided by the Company at no cost to it on an after-tax basis considering the potential death benefit which would be payable under the life insurance policy deemed purchased on the life of the participating director. Mr. Riepe and Dr. Stemmler participate in this Plan.

  In 1988, the Company adopted a Retirement Plan for Outside Directors, effective March 1, 1988 with respect to then-eligible directors, by which a director with at least five years of service as a director would receive, after retirement as a director and beginning at age 65, five annual payments equal to the annual retainer received in the last year of service as a director and an additional annual payment for each year of service beyond five years, to a maximum of ten. Of the current directors, Dr. Stemmler will receive benefits pursuant to this plan, commencing in 1996, but the Board of Directors has determined that thereafter the plan will be terminated and no further benefit will be accrued or paid.

  The Company maintains a Supplemental Benefit and Deferred Compensation Trust, an irrevocable grantor trust, to which certain contributions may be made by the Company in its discretion to fund its obligations with respect to various non-qualified benefit plans. A trust fund has been established under the Trust Agreement for each participant in the Company's Deferred Compensation Plan for Directors, Outside Directors' Retirement Plan and the Supplemental Executive Retirement Plan and upon the change in control in 1990, the Company, pursuant to the terms of the trust, contributed funds to the trust fund in an amount sufficient to provide all of the benefits then due. The Company may fund other benefit plans pursuant to the Trust Agreement. The assets of the trust fund established pursuant to the Agreement will, nevertheless, be subject to the claims of general creditors of the Company.

 REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE PERSONNEL AND COMPENSATION
                                   COMMITTEE

  The Executive Personnel and Compensation Committee of the Board of Directors makes compensation decisions with respect to the Company's executive officers. Each member of the Committee is a non-employee director. All decisions of the Committee relating to the compensation of the Company's executive officers, including the named executive officers, are reviewed by the full Board, except for decisions about awards under the Company's stock plans, which are made by a subcommittee of the Committee. The Committee here reports to the Company's shareholders about the Company's policies as they are reflected in the compensation paid for 1995 to the executive officers of the Company (including the named executive officers) and the factors and criteria used by the Board of Directors in determining the Chief Executive Officer's compensation for 1995.

EXECUTIVE COMPENSATION

  The Company's executive compensation policies are designed to provide levels of compensation that are competitive within its industry and to pay executives for performance consistent with the Company's annual and long-term goals. By relating a meaningful part of executive compensation to the results achieved, compensation is linked to the interests of all shareholders. Compensation targets and payments are tied to the achievement of objectives in Company earnings per share, business unit performance and individual performance.

  There are three elements of the executive compensation package: (1) base salary which is typically targeted to approach the average salary of the pharmaceutical industry for a comparable executive's position; (2) an annual variable incentive cash bonus tied to both targeted Company and individual performance; and (3) longer term incentive compensation, consisting of the Capital Plan and options to purchase Company shares, the amount of which is tied to individual performance. Individual performance is judged against the attainment of individual objectives which include financial results for business units (where appropriate) and other factors qualitative in nature, such as contributions to other business units, staffing, financial management and controls, business strategies, etc. As a result of this structure, Company executives have a greater percentage of total compensation tied to results achieved than most other executives in the industry and, by design, this may result in higher compensation when Company performance warrants but also carries the potential of reduced or no variable compensation when Company performance is below targeted levels. Because the Committee believes that stock ownership by management is beneficial to the Company in that it, too, links executives' and shareholders' interests, the Committee utilizes stock-based performance compensation.

SALARY

  Base salaries are targeted for comparable positions and experience in the pharmaceutical industry. The Committee reviews base salaries of executive officers and recommends increases to the Board of Directors on the basis of the Company's and the individual's performance in the previous year, as well as the movement of salaries for comparable positions in the pharmaceutical industry and changes in the cost of living.

  The Company surveys peer companies in the pharmaceutical industry which the Committee believes are appropriate for comparison of salary levels for its executives. The data gathered through those surveys comprise one factor considered in the salary management for Company executives. These surveyed companies comprise the peer group index, which is used for the performance graph below. Increases in salary in 1995 were determined by considering market data, responsibilities of the position, job performance, and the Company's overall financial results.

INCENTIVE BONUS

  The Company pays variable incentive compensation to executives in the form of an annual cash bonus which is based on the attainment of predetermined objectives for: (1) Company earnings per share; (2) income before income tax or, if it is not a profit center, another appropriate measure of the executive's business unit or function; and (3) the individual's performance, measured against predetermined objectives for the year. Generally, half of a target award is attributed to attainment of individual objectives and half to the financial goals. Company financial objectives and the individual target awards (calculated and expressed as a percentage of salary) are reviewed and approved by the Committee at the beginning of each fiscal year. The variable incentive is designed to be a short-term award for specific results and performance in a given year and to be competitive within the pharmaceutical industry. The performance against objectives is reviewed by the Committee which recommends to the Board of Directors for approval bonus awards for executive officers. Achievement of an acceptable level of Company earnings per share, against the objectives set annually by the Board of Directors, must be attained before a significant portion of the bonus can be paid.

  For 1995, generally, the Company's EPS modestly exceeded the target while IBT fell slightly short; and, in most cases, the individual performance met or exceeded expectations.

LONG-TERM INCENTIVE

  In 1994, the Company implemented the Capital Plan which provides an additional performance incentive to certain designated senior executives of the Company who have made and are expected to continue to make contributions that are instrumental to the management, growth and success of the Company. The Committee deemed it appropriate for the Company to adopt the Capital Plan to remain competitive with its peer companies and to address a need for a short- to medium-term performance-based incentive in the Company's executive compensation. The Capital Plan provides, for a select group of executives, an annual performance unit award payable in cash. The number of units awarded will vary depending upon Company net income performance compared with that of peer companies and the unit is valued by a comparison of Company net income year on year. Payment for a portion of the units is deferred for several years. The Committee believes that the

Capital Plan will become a valuable tool in providing an incentive which is consistent with the interests of shareholders while helping to assure that the Company's executive compensation remains competitive within the industry.

  Additional long-term incentives are provided to executives in the form of options for the purchase of Company common stock. As with incentive bonus payments, annual stock option grants made by the Committee are variable, based upon achievement of predetermined goals for the previous year. The number of shares in target option awards for executive officers are based on a stock option multiple which is expressed as a percentage of salary. Stock options play an important role in the Company's executive compensation structure, thereby making compensation more dependent on the long-term performance of the Company.

  In granting its stock option awards, the Committee does not consider either how many stock options have been granted in prior years or how many remain unexercised, but rather determines each year's grants on the basis of the previous year's individual performance and the total number of options available for grant.

  Generally, the option price is the market value of the shares on the date of grant of the option. However, a premium-priced option was granted in 1993 to certain executives, including several of the named executive officers. Such options become exercisable, if at all, in 1996 at an exercise price which reflects a 10% annual increase in stock price, but only if that price is achieved, thereby assuring that there is no benefit to the executive unless all shareholders recognize a significant increase in the value of their shares. Options have a term not to exceed ten years and, in the case of annual grants, the option as to one-third of the grant becomes exercisable on each of the first three anniversaries of the grant.

  In 1995, grants to executive officers generally reflected the achievement of individual objectives.

THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Mr. de Rosen became Chief Executive Officer of the Company in April 1995.

  The Chief Executive Officer's compensation for 1995 included the same components of salary and variable compensation in the form of cash bonus, Capital Plan payout, and stock options as apply to other executives of the Company and the methodology employed by the Committee in setting objective and target performance goals for the Chief Executive Officer was basically the same as for other executives. The Committee, in setting the Chief Executive Officer's compensation, considered, in addition to market data, such factors as the Company's financial performance, development and implementation of Company strategy, management staffing, corporate transactions, internal and external communications, and cost management efforts.

FEDERAL TAX LEGISLATION

  Federal tax legislation, enacted in 1993, limits the deductibility of compensation in excess of $1 million for named executive officers appearing in the Summary Compensation Table. However, compensation in excess of $1 million can generally be deducted if it results from benefit plans which have been approved by the shareholders and which have only quantitative measures of performance. The Committee believes that the Company's exposure is not material in 1995 or in any foreseeable year and that it will continue to follow the situation and take such measures as it deems appropriate if the loss of deductibility requires further action.

COMPENSATION COMMITTEE INTERLOCKS

  Mr. Jordan, a director of the Company, has been Chairman and Chief Executive Officer of Westinghouse Electric Corporation since 1993 and was a member of the Company's Executive Compensation and Personnel Committee in 1995 and in prior years. Mr. Cawthorn, Chairman of the Company, was elected a director of Westinghouse in April 1995.

          James S. Riepe, Chairman   Michael H. Jordan   Igor Landau

PERFORMANCE GRAPH

  The following Performance Graph compares the Company's cumulative total shareholder return on the Company's Shares for the five-year period December 31, 1990 to December 31, 1995 with the cumulative total return of the Standard & Poor's 500 Stock Index (which does not include the Company) and a peer group consisting of the companies in the pharmaceutical industry used for compensation comparison which have securities traded in the United States. Dividend reinvestment has been assumed and, with respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization as of the beginning of each measurement period.



                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


          YEAR            S&P 500         PEER GROUP         RPR
          ----            -------         ----------         ---

          1990              100              100             100
          1991              130              162             187
          1992              140              135             136
          1993              155              125             108
          1994              157              141             113
          1995              215              222             169


                    (Originally presented as a line graph)


- --------
The peer group consists of Abbott Laboratories, American Home Products Corporation, Bristol-Myers Squibb Company, Eli Lilly & Company, Glaxo Wellcome plc, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corp., SmithKline Beecham plc and Warner-Lambert Company. The Company uses the peer group for comparisons of executive compensation.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following tables and notes show the compensation provided by the Company to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, who served as executive officers of the Company at the end of 1995 (the "named executive officers").

- -------------------------------------------------------------------------------
SUMMARY COMPENSATION TABLE

- --------------------------------------------------------------------------------------------------------------
                                                                      LONG TERM COMPENSATION
                                                                  -------------------------------
                                       ANNUAL COMPENSATION           AWARDS               PAYOUTS
- --------------------------------------------------------------------------------------------------------------
           (A)             (B)     (C)        (D)        (E)          (F)         (G)       (H)       (I)
                                                                               SECURITIES
                                                                               UNDERLYING
                                                     OTHER ANNUAL  RESTRICTED   OPTIONS/   LTIP    ALL OTHER
                                                     COMPENSATION    STOCK      SARS/3/   PAYOUTS COMPENSATION
NAME & PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)    ($)/1/    AWARD(S)/2/$    (#)       ($)      ($)/4/
- --------------------------------------------------------------------------------------------------------------
Michel de Rosen            1995  435,600    275,734    171,120        -0-        19,102     -0-         -0-
 President and             1994  433,833    252,865    106,100        -0-        34,080     -0-         -0-
 Chief Executive Officer*  1993  132,812     68,162     42,361        -0-           -0-     -0-         -0-
Timothy G. Rothwell        1995  383,609    252,217    435,916        -0-        12,000     -0-       3,000
 Executive Vice                                                                             -0-
 President**
R.E. Cawthorn,             1995  593,750        -0-    102,400        -0-        50,490     -0-       3,000
 Chairman                  1994  761,667    531,484        -0-        -0-        51,511     -0-       3,000
                           1993  733,430    448,490        -0-        -0-       102,479     -0-      53,553
M.E. Karobath M.D.         1995  396,958    227,800     81,920        -0-        24,079     -0-       3,000
 Senior Vice               1994  336,397    211,724        -0-        -0-        28,011     -0-       3,000
 President, and President  1993  332,957    175,656        -0-        -0-        62,219     -0-       3,000
 RPR Research and
 Development
J.A. Sedor,                1995  335,833    268,983     51,200        -0-        34,371     -0-       3,000
 President--               1994  252,950    180,815        -0-        -0-         6,587     -0-       3,000
 Armour Pharmaceutical     1993  236,583    132,870        -0-        -0-        36,132     -0-       3,000
 Company

- --------
/1/ If no amount is shown, the aggregate of other annual compensation does not exceed the lesser of $50,000 or 10% of the combined salary and bonus of the named executive officer and therefore is not required to be reported. The amount shown in this column for 1995 for Mr. de Rosen represents (a) $81,920 short-term payout, made in 1996, of a 1995 grant under the terms of the Capital Plan and $89,200 representing personal benefits in connection with the Company's expatriate program; in 1995, the individual benefits which exceeded 25% of Mr. de Rosen's personal benefits were; housing allowance ($45,600) and home leave, ($23,600); for 1994 and 1993, the amounts shown for Mr. de Rosen represent personal benefits in connection with the Company's expatriate program: the individual personal benefits which exceeded 25% of the total reported were, for 1994, housing allowance ($19,000), relocation allowance ($40,000) and home leave ($35,299) and, for 1993, children's tuition ($12,714). For Mr. Rothwell, the amount shown is the aggregate of a sign-on bonus of $160,000 and an advance of $140,000 (which would be repaid to the Company pro rata in the event Mr. Rothwell's employment terminates prior to January 30, 1999), increased to cover income taxes. For the other named executives, the amount shown for 1995 represents the short-term payout, made in 1996, of a 1995 grant under the terms of the Capital Plan.

/2/ The Company did not issue restricted shares in 1993 ,1994 or 1995 and does not currently intend to do so in future years. On December 31, 1995, no named executive officers held restricted shares.
/3/ Stock options are granted with option price equal to current market value and become exercisable as to one-third of the grant on each of the first three anniversaries of the date of grant, except for the supplemental grant made to certain executives, including Messrs. Cawthorn, Karobath, and Sedor, in September 1993 which becomes exercisable in 1996 at an option price of $64.00 representing a 10% annual compound increase over market value at time of grant. (See table entitled Option/SAR Grants in Last Fiscal Year on page 26.)
/4/ Represents (a) employer matching contributions to Rhone-Poulenc Rorer
    Employee Savings Plan (401(k)) of up to the first $3,000 in each year; 1993 payment to Mr. Cawthorn includes $50,553 cash value in an executive life insurance program paid out upon termination of the plan.
*   Mr. de Rosen was employed by the Company on September 9, 1993.
**  Mr. Rothwell was employed by the Company on January 25, 1995.

- -------------------------------------------------------------------------------
LONG-TERM INCENTIVE PLAN AWARDS TABLE
- -------------------------------------------------------------------------------

           LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR/1/
- ----------------------------------------------------------------------------------
   (A)                        (B)                                  (C)
                    NUMBER OF SHARES, UNITS,           PERFORMANCE OR OTHER PERIOD
   NAME               OR OTHER RIGHTS (#)              UNTIL MATURATION OR PAYOUT
- ----------------------------------------------------------------------------------
 M. de Rosen                 4,000                                  3 years
 T.G. Rothwell               5,750                            2 and 3 years
                             2,581/2/
 R.E. Cawthorn                 -0-
 M.E. Karobath               4,000                                  3 years
 J.A. Sedor                  2,500                                  3 years

- --------
/1/ Representslong-term award, payable three years after grant, under the terms of the Capital Plan. The Capital Plan provides for annual performance unit awards, one-half of which is generally a short-term benefit payable in cash to the named executive officer one year after grant and is reported in the Summary Compensation Table on page 14, and one-half of which is a long-term benefit payable in cash three years after grant. The annual performance unit awards were first made in 1995 at a value of $20 per unit. The value of the performance unit will depend upon the Company's increase or decrease in net income compared to the previous year's net income and can change from 50% to 150% from the previous year's baseline. The number of performance units awarded in 1996 and in subsequent years will be determined each year with reference to the Company's net income change from the previous year compared to the average change in net income of peer companies. The size of the performance award may range from 50% to 150% of a target for each named executive officer. 55% of the award of 5,750 performance units for Mr. Rothwell will vest in 1997 and 45% in 1998; otherwise, the units awarded to the other named executive officers will vest in 1998.
    In order to continue to participate in the Capital Plan, the named executive officers must, within two to four years after initially being selected to participate, own that number of the Company's common shares equal in market value to at least one year's base salary on January 1st of any year. For purposes of this calculation, the named executive officer shall be deemed to own common shares equal to the number of notional shares represented by the initial, long-term "kick-off" award in the Capital Plan, as well as shares owned outright and in the Company's Employee Savings Plan.
/2/ Represents the initial value of the "kick-off" award to Mr. Rothwell of notional shares of the Company, based on a then-current market value of $38.75 and equal, in aggregate, to approximately 25% of his then-current annual salary, under the terms of the Company's Capital Plan. The notional shares track and reflect the value of the Company's shares over time and are payable in cash upon death, disability, retirement, or reaching age 60.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

- -------------------------------------------------------------------------------

                                                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                     ANNUAL RATES OF STOCK PRICE
                      INDIVIDUAL GRANTS                          APPRECIATION FOR OPTION TERM ($)/1/
- --------------------------------------------------------------- --------------------------------------
     (A)           (B)          (C)          (D)        (E)                      (F)          (G)
                NUMBER OF    % OF TOTAL
                SECURITIES  OPTIONS/SARS
                UNDERLYING   GRANTED TO
               OPTIONS/SARS  EMPLOYEES   EXERCISE OR
                 GRANTED     IN FISCAL   BASE PRICE  EXPIRATION      0%           5%          10%
 NAME/GROUP       (#)/2/        YEAR       ($/SH)       DATE    APPRECIATION APPRECIATION APPRECIATION
M. de Rosen       19,102        1.02        40.00     2/25/05      --0--        480,606    1,217,752
T.G. Rothwell     12,000         .64        38.75     1/28/05      --0--        292,440      741,120
R.E. Cawthorn     50,490        2.69        40.00     2/25/05      --0--      1,270,328    3,218,738
M.E. Karobath     24,079        1.28        40.00     2/25/05      --0--        605,828    1,535,036
J.A. Sedor        18,371        1.83        40.00     2/25/05      --0--        462,214    1,171,151
                  16,000                    45.88     9/30/05      --0--        461,600    1.169,920

- --------
/1/ "Potential Realizable Value" has been calculated assuming an aggregate ten-year appreciation of the market value of the Company's common stock at annual compounded rates of 5% and 10%, respectively (or aggregate ten-year appreciation of approximately 63% and 159%, respectively, to stock prices of $65.16 and $103.75 per share, respectively, for options bearing an exercise price of $40). There can be no assurance that the market value of the Company's common stock will appreciate in the assumed manner. The column reflecting no appreciation is included for illustrative purposes only; the market value of the Company's common stock on March 11, 1996 was $62.25 per share.
/2/ Options granted in 1995 become exercisable during continued employment at the rate of one-third of the total grant on each of the first three anniversaries of the date of grant and remain exercisable during continued employment until ten years after date of grant.

- -------------------------------------------------------------------------------
AGGREGATED OPTION/SAR EXERCISES IN 1995 & 1995 YEAR-END OPTIONS/SAR VALUES

- -------------------------------------------------------------------------------------------
     (A)             (B)         (C)               (D)                       (E)
                                          NUMBER OF SECURITIES      VALUE OF UNEXERCISED,
                                         UNDERLYING UNEXERCISED         IN-THE-MONEY
                                             OPTIONS/SARS AT           OPTIONS/SARS AT
                                               FY-END (#)               FY-END ($)/1/
                                        ------------------------- -------------------------
               SHARES ACQUIRED  VALUE
    NAME       ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- -------------------------------------------------------------------------------------------
M. de Rosen         - 0 -       - 0 -      11,360       91,822       207,320      667,742
T.G. Rothwell       - 0 -       - 0 -       - 0 -       12,000         - 0 -      174,000
R.E. Cawthorn       - 0 -       - 0 -     365,784      158,991     3,618,679    1,295,716
M.E. Karobath       - 0 -       - 0 -      42,149      102,160       305,560      727,437
J.A. Sedor          - 0 -       - 0 -      26,464       67,654       234,929      478,718

- --------
/1/ Calculated on the difference between the December 29, 1995 market value of $53.25 and the option price.

                              PENSION PLAN TABLE

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                 YEARS OF CREDITED SERVICE
                 ---------------------------------------------------------------------
FINAL AVERAGE
ANNUAL
COMPENSATION       10         15         20         25         30         35
- -------------    ------     ------     ------     ------     ------     ------
$300,000         25,574     38,362     51,149     63,936     76,723     80,473
$350,000         25,574     38,362     51,149     63,936     76,723     80,473
$400,000         25,574     38,362     51,149     63,936     76,723     80,473
$450,000         25,574     38,362     51,149     63,936     76,723     80,473
$500,000         25,574     38,362     51,149     63,936     76,723     80,473
$550,000         25,574     38,362     51,149     63,936     76,723     80,473
$600,000         25,574     38,362     51,149     63,936     76,723     80,473
$650,000         25,574     38,362     51,149     63,936     76,723     80,473

  The foregoing table shows the estimated annual benefits payable to certain of the named executive officers of the Company upon retirement, in specified remuneration classes and years of credited service, under the Pension Plan of Rhone-Poulenc Rorer Inc. (the "Pension Plan").

  The Pension Plan covers substantially all of the salaried employees of the Company and most of its United States subsidiaries. Annual retirement benefits under the Pension Plan are based upon age, credited service and final average compensation calculated on the basis of the participant's highest consecutive five years of base salary (not including any bonuses earned or paid) earned in the last ten consecutive years of employment. The Pension Plan is indirectly integrated with Social Security and provides benefits which vary according to salary level, subject to a $150,000 (indexed) limitation on eligible compensation. The Company's contribution to the Pension Plan in 1995 represented approximately 4.5% of the aggregate base annual compensation of all Pension Plan participants as of January 1, 1995. The years of credited service for the named executive officers who participate in the Pension Plan are Mr. Cawthorn, 14 years; Dr. Karobath, 3 years; and Mr. Sedor, 24 years.

  The Company adopted, effective January 1, 1988, the Rorer Group Inc. Supplemental Executive Retirement Plan ("SERP") for the benefit of executives designated by the Board of Directors. The plan provides for an annual supplemental retirement benefit equal to the sum of 4% for each of the first five years of service, plus 3% for each of the next ten years of service, such percentage to be applied to final average compensation. The resulting benefit is reduced by the amount of Social Security retirement benefits and by the annual retirement benefit payable under the Company's Pension Plan and under any other defined benefit plan in which the participant participated prior to his employment with the Company. Mr. Cawthorn participates in the SERP. His benefits under the Pension Plan and SERP as a single life annuity upon normal retirement at age 65 would be $645,660 per year.

  The compensation as specified in the table above includes salary as reported in the Summary Compensation Table on page 14.

  Mr. de Rosen participates in a legally-required retirement plan provided through RP for the benefit of substantially all employees, in France, of RP and the Company and their respective subsidiaries. The plan is mandated by French law, involves a partial employee contribution and is funded independently of the employer. The basis for calculation of the retirement benefit is capped by law at an annual compensation level of approximately $250,000.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

  Cawthorn Employment Agreement. Upon termination of Mr. Cawthorn's employment with the Company, Mr. Cawthorn will receive a lump sum payment amounting to the aggregate of his 1994 salary and the Annual Bonus paid for 1994, or $1,293,151, in the aggregate. In addition, he will have a period of five years following termination of employment to exercise stock options which have vested at that time.

  For a one-year period following termination of his employment, Mr. Cawthorn has agreed not to engage, directly or indirectly, and whether in an employment, management or ownership capacity (other than through the ownership of 5% or less of a company's voting stock), in any business which competes with the business of the Company or any group, division or subsidiary of the Company.

  The Company has entered into an indemnification agreement with Mr. Cawthorn dated as of March 12, 1990 (the "Indemnification Agreement"), pursuant to which Mr. Cawthorn shall be indemnified against any liabilities, penalties, costs and expenses of any nature arising out of his past, present, or future employment with the Company and incurred by him in connection with any threatened, pending or completed action, suit, appeal or other proceeding of any nature. However, the Company shall not be liable under the Indemnification Agreement to make any payment to the extent that, among other things, payment is made under an insurance policy provided by the Company or Mr. Cawthorn is indemnified by the Company under its Articles of Incorporation or By-Laws or under the Pennsylvania Business Corporation Law.

  Rothwell Employment Agreement. In connection with his employment by the Company in 1995, the Company agreed to provide Mr. Rothwell, in addition to payments reported in the Summary Compensation Table on page 14, accelerated service credit, for purposes of calculating pension benefits, of two years for each year worked, provided he is employed by the Company for a minimum of five years and, in addition, agreed to pay Mr. Rothwell as severance one year's salary and bonus in the event of termination of his employment within two years for reasons other than cause.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Following the combination of the Company and HPB, RP and the Company have continued to provide services and to sell products to each other. In 1995, sales by the Company to RP and its affiliates amounted to $31.1 million. The Company purchased materials in 1995 from RP and its affiliates at a cost of $41.4 million.

  A subsidiary of RP provides services to the Company in certain areas, including general administration, finance, human relations, information services and communications. RP and the Company, acting through their respective subsidiaries, have also entered into two research contracts pursuant to which RP provides the Company with access to research results likely to be applicable in the field of human pharmaceuticals. The amount of annual fees paid to RP in 1995 pursuant to such arrangements was approximately $23.6 million.

  The Company paid RP in 1995 cash and preferred stock of a subsidiary of the Company aggregating approximately $273.2 million for the purchase from RP of Cooperation Pharmaceutique Francais and a pharmaceutical business in Brazil.

  As of December 31, 1995, RP had loans outstanding to the Company of $653 million. In 1995, the maximum principal amount of such loans was $653 million and net interest accruals in 1995 for such loans amounted to $12.4 million. RP has guaranteed certain debt obligations of the Company and certain of its subsidiaries and received fees in consideration therefor of approximately $136,300 for 1995. As of December 31, 1995, the aggregate principal amount of loans so guaranteed was $65.2 million. In addition, the Company paid RP in 1995 fees totaling $146,250 for a Support Agreement in connection with an issue of Preferred Shares which was redeemed in full during 1995.

  In December 1995, the Company issued $500 million of undated capital equity notes to a subsidiary of RP. The notes have a liquidation preference that ranks senior to all RPR common stock, but junior to all existing and future RPR preferred stock. Semiannual remuneration on the unpaid principal balance of the equity notes is based on a floating rate. The capital equity notes are redeemable only at the Company's option, but not earlier than five years after issuance, subject to certain exceptions.

  Pursuant to an agreement reached with respect to activities in 1995, RP paid to Patrick Langlois, Senior Vice President and Chief Financial Officer, for consulting services rendered to RP, fees totaling $40,000. The Company believes that, although these services are essentially incidental to the performance of Mr. Langlois' ordinary duties and do not present a conflict of interest, it should be compensated for making its executives available and thus reduced Mr. Langlois' compensation by the amount of fees received.

   PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO INCREASEAUTHORIZED COMMON
                                    SHARES

  The Board of Directors has recommended amendment of the Company's Articles of Incorporation to increase the number of authorized Common Shares from 200 million, without par value, to 600 million, without par value. The currently authorized capital stock of the Company is 200 million Common Shares and three million Preferred Shares, both without par value.

  On March 11, 1996, 140,193,695 Common Shares were outstanding. An additional 6,551,000 Common Shares have been reserved for issuance under the Company's stock option plans.

  While there is no current intention to issue the additional authorized Common Shares, the proposed increase in the number of authorized Common Shares will insure that shares will be available, if needed, for issuance in connection with stock splits, acquisitions and other corporate purposes. If the holders of a majority of the outstanding Shares approve the recommended amendment to the Articles of Incorporation, the Board of Directors will have the authority to issue the additional authorized shares or any part thereof without further action by the shareholders except as required by law or applicable stock exchange requirement. For example, the New York Stock Exchange, on which the Company's Common Shares are listed, currently specifies shareholder approval as a prerequisite for listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares outstanding by 18.5% or more. The Board of Directors believes that the availability of the additional shares for the purposes stated without delay or the necessity for a special shareholders' meeting would be beneficial to the Company. Except as set forth above with respect to shares reserved for issuance pursuant to the stock option plans, the Company does not now contemplate any such transaction or have any commitments, arrangements or understandings which would require the issuance of additional shares.

  Each additional Common Share authorized by the proposed amendment will have the same rights and privileges as each Common Share currently authorized and outstanding. Shareholders of Common Shares have no preemptive rights to receive or purchase any of the Common Shares authorized by this proposed amendment. Shareholders do not have cumulative voting rights in the election of directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants for the Company for the year 1996. Although shareholder action on this matter is not required, this appointment is being recommended to the shareholders for ratification. Coopers & Lybrand audited the accounts of the Company in 1995 and in prior years. Representatives of that firm will be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           GENERAL AND OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company. Employees of the Company, personally or by telephone, may solicit the return of proxies. The Company has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee estimated to be $6,500, plus out-of-pocket expenses. In addition, arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received in writing no later than November 30, 1996 at the Office of the Secretary, Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426.

  UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH TO EACH HOLDER OF THE COMPANY'S COMMON SHARES A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE SENT TO RHONE-POULENC RORER INC., 500 ARCOLA ROAD, COLLEGEVILLE, PENNSYLVANIA 19426, ATTENTION: VICE PRESIDENT OF INVESTOR RELATIONS.

             ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                 TEN-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
            (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------------------------------
                                   RESTATED
                            1995     1994     1993     1992     1991     1990     1989     1988     1987      1986
                          -------- -------- -------- -------- -------- -------- -------- -------- --------  --------
INCOME STATEMENT DATA:
Net sales...............  $5,142.1 $4,486.6 $4,019.4 $4,095.9 $3,824.3 $2,917.4 $1,182.2 $1,041.6 $  928.8  $  844.6
Operating income........     639.3    597.7    675.3    675.0    558.5     88.9    125.5    144.1    122.7      52.9
Income from continuing
 operations.............     356.5    367.1    421.1    423.3    326.5      1.0     86.5     61.8     54.3       3.5
Discontinued operations,
 net of tax:
 Gain on sale...........       --       --       --       --       --       --       --       --       --      122.1
Cumulative effect of
 change in accounting
 for income taxes.......       --       --       --      15.0      --       --       --       --     (35.5)      --
Net income available to
 common shareholders....     337.8    347.9    408.7    428.2    326.1      1.0     85.0     61.8     18.8     125.6
Primary earnings per
 common share:
 Continuing operations..      2.50     2.50     2.96     2.99     2.37      .01     1.33      .98      .84       .05
 Discontinued
  operations:
 Gain on sale...........       --       --       --       --       --       --       --       --       --       1.88
 Cumulative effect of
  change in accounting
  for income taxes......       --       --       --       .11      --       --       --       --     (0.55)      --
Primary earnings per
 common share...........      2.50     2.50     2.96     3.10     2.37      .01     1.33      .98      .29      1.93
Fully diluted earnings
 per common share.......      2.50     2.50     2.96     3.10     2.37      .01     1.21      .97      .29      1.93
Cash dividends per
 common share...........      1.20     1.12     1.00      .68     .445      .42     .405      .40     .386      .376
Research and development
 expenses...............     766.2    606.1    561.2    521.3    444.5    350.1    121.8    104.0     82.7      69.7
BALANCE SHEET DATA:
Working capital.........     384.5    591.7    446.6    667.1    407.0    391.3    436.9    312.4    226.6     155.7
Property, plant &
 equipment, at cost.....   2,876.5  2,310.9  1,958.6  1,855.9  2,027.8  1,930.7    488.2    395.7    363.5     333.0
Capital expenditures:
 U.S. corporate offices,
  research center and
  site..................       --       --       --      63.1    102.1     92.1     29.3     10.8      --        --
 Other..................     281.5    229.9    250.4    221.2    181.6    124.8     82.1     59.9     45.1      36.7
Total assets............   8,987.1  4,652.3  4,050.2  3,858.3  4,115.5  4,085.0  1,791.7  1,388.0  1,240.5   1,110.1
Long-term debt
 (including payable
 to RP).................   2,684.4    439.9    432.2    779.7    960.5  1,634.3    882.5    564.6    509.7     444.3
Shareholders' equity....   2,357.2  2,110.4  1,821.2  1,568.3  1,298.6    693.5    439.9    414.2    368.8     390.4
Common shares
 outstanding at
 year-end...............     134.5    134.1    137.0    138.3    137.9    137.4     63.1     63.6     62.9      65.4
Book value per common
 share..................     12.50    12.75    10.37     9.17     7.24     5.05     6.97     6.51     5.86      5.97
OTHER DATA:
Employees...............    28,000   25,000   22,300   22,900   22,500   23,500    8,500    8,400    7,400     7,500
Sales per employee (in
 thousands).............       186      180      180      180      170      150      140      132      124       103

- -------
Results for the first quarter of 1995 and for the full year 1994 have been restated to include the accounts of Cooperation Pharmaceutique Francaise ("Cooper") and a pharmaceutical business in Brazil from April 1, 1994 and January 1, 1994, respectively. Both businesses were acquired from Rhone-Poulenc S.A. ("RP") in 1995.
Results for 1995 include the operations of Fisons plc ("Fisons") from November 1, 1995.
Results include the accounts of the Human Pharmaceutical Business ("HPB") of RP from May 5, 1990.
Pretax restructuring and other charges totaled $60.0 million in 1995, $121.2 million in 1994, $93.8 million in 1993, $73.6 million in 1991 and $289.3 million in 1990 and $10.0 million in 1989. Results for 1995 also include $22.9 million of Fisons-related integration and other costs. Results for 1993 include $105.0 million proceeds from litigation settlement.
Acquired research and development expense charged to operations associated with the acquisitions of Fisons and Applied Immune Sciences, Inc. ("AIS") totaled $43.6 million in 1995. Acquired research and development expense included in equity losses of affiliates associated with AIS totaled $13.0 million, $11.0 million, and $27.0 million in 1995, 1994 and 1993, respectively.
Pretax gains on sales of product rights and investments totaled $49.5 million in 1995, $46.2 million in 1994, $30.2 million in 1993, $23.1 million in 1992,
$95.7 million in 1991, $78.8 million in 1990 and $30.9 million in 1989. Results for 1989 also include a $19.9 million pretax gain on contract termination fee.
Pretax charges included in other expense, net related to the reassessment of the carrying values of certain investments totaled $25.4 million in 1995 and $30.6 million in 1994.
Effective January 1, 1992, the Company adopted SFAS 109, "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 income by $15.0 million. Prior years reflect the application of SFAS 96, "Accounting For Income Taxes," effective January 1, 1987.
Sales per employee for the years 1995 and 1990 have been restated on a pro forma basis to include Fisons and HPB, respectively, as if they were part of the Company from the beginning of the year reported.
Earnings per share for 1994 and 1995 reflect pro forma adjustments giving effect to interest and preferred dividends relative to the Cooper and Brazilian business acquisitions.
All share and per share data have been adjusted to reflect a two-for-one common stock split effective June 7, 1991.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                      OPERATIONS AND FINANCIAL CONDITION

  Rhone-Poulenc Rorer Inc. ("RPR" or "the Company") is one of the largest research-based pharmaceutical companies in the world. RPR was formed in 1990 by the combination of Rorer Group Inc. and substantially all of the Human Pharmaceutical Business of Rhone-Poulenc S.A. ("RP"), based in Paris, France. RP owns approximately two-thirds of RPR's common stock and controls the Company.

STRATEGIC BUSINESS DEVELOPMENTS

  Through recent selected acquisitions and alliances, the Company has sought to solidify its position in targeted therapeutic areas and to strengthen its geographic presence in strategic markets:

  In the second quarter of 1995, the Company acquired from RP the businesses of Cooperation Pharmaceutique Francaise ("Cooper") and Rhodia Farma, a pharmaceutical business in Brazil. Cooper has an extensive pharmacy distribution network in France and promotes the Company's self-medication products. Rhodia Farma strengthens the Company's presence in Brazil and increases access to other South American markets. The acquisitions of entities under common control were treated for accounting purposes on an "as-if pooling" basis and, accordingly, RPR restated its first quarter 1995 and full year 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 and January 1, 1994, respectively. Earnings per share for the restated periods reflect pro forma adjustments giving effect to interest on indebtedness and preferred dividends relative to the acquisition transactions. The discussion that follows reflects the effect of such restatements.

  In September 1995, the Company's Armour Pharmaceutical Company subsidiary ("Armour") completed the formation of a 50/50 global joint venture ("Centeon") with Behringwerke AG ("Behring"), a subsidiary of Germany's Hoechst AG, in the plasma proteins business. Armour and Behring have complementary plasma proteins offerings and geographic strengths which position the joint venture as a global market leader. The joint venture's Board of Directors was formally established on January 1, 1996 at which time joint control and profit-sharing provisions took effect.

  In the fourth quarter of 1995, the Company acquired the U.K.-based pharmaceutical company Fisons plc ("Fisons"). Fisons has a strong respiratory product portfolio with established positions in the U.S., Europe and Japan. The combination of Fisons with RPR creates the fourth largest company worldwide in asthma/allergy with a comprehensive range of complementary products, expanded presence in major geographic markets and innovative inhalation delivery technologies. Two months of Fisons pharmaceutical operations are included the Company's 1995 results. Management anticipates that the impact of Fisons will be earnings-neutral in 1996 and accretive in 1997.

  In the fourth quarter of 1995, the Company also acquired the remaining outstanding shares that it did not own of Applied Immune Sciences, Inc. ("AIS"), a pioneer in cell therapy. The acquisition of AIS enhances the Company's ability, through its Gencell Division, to develop and commercialize ex-vivo cell and gene therapies and provides increased access to vector research.

INDUSTRY TRENDS

  In recent years, the worldwide pharmaceutical industry has been affected by government and private payor initiatives to reduce pharmaceutical prices and limit the volume of prescriptions written by physicians. In certain cases, companies may be able to negotiate terms or conditions which can minimize the effect of legislation on revenues. The degree to which pharmaceutical companies are individually affected depends upon each company's product portfolio and its ability to manage in the environment specific to each country.

  In the U.S., payment of rebates to state Medicaid programs, as required by existing legislation, reduced the Company's sales by $47 million in 1995, $40 million in 1994 and $34 million in 1993. Even without major government-mandated health care reform and government intervention, the U.S. marketplace continues to experience growth and consolidation of managed-care organizations which, on behalf of payors, seek to reduce health care costs. RPR, along with most pharmaceutical manufacturers, has reorganized its sales and marketing organizations to adapt to managed-care initiatives.

  In France, the Company's largest market, the government has continued its efforts to reduce the nation's health care deficit through such initiatives as special levies on pharmaceutical manufacturers coupled with compliance with individual three-year convention agreements and encouragement of more widespread generics offerings.

  In the Company's other major markets, including Germany, the U.K., Italy and Japan, national governments exert controls over pharmaceutical prices either directly, or by controlling admission to or levels for, government reimbursement or by limiting overall profitability levels. In Germany, a two-year government moratorium on price increases was lifted in 1995. Elsewhere, in Japan, a government-imposed biannual price reduction takes effect in April 1996.

  Whether initiated by governments or by private payors, the above measures tend to restrict future revenue and profit growth derived from existing products and, as a result, companies in the industry must look increasingly to achieve profitability objectives through more rapid commercialization of highly innovative therapies; integrated prescription, over-the-counter and generic product strategies; aggressive cost reduction; mergers or strategic alliances with others and creative marketing solutions to meet the needs of payors.

RESULTS OF OPERATIONS

 1995 Compared with 1994

  At $338 million, net income available to common shareholders was comparable with the prior year ($2.50 per share in both years). Results for 1995 included $127 million ($.75 per share) of charges associated with acquisitions, including pretax restructuring charges totaling $60 million, acquired research and development of $44 million and $23 million of integration and other costs. Results for 1994 included pretax restructuring charges of $121 million ($.58 per share).

 Sales

  At $5,142 million, reported sales for the full year 1995 increased 15%. The favorable effects of currency fluctuations due to a weaker U.S. dollar (+5%) were partially offset by product divestitures (-4%), principally the Company's U.S. and Canadian over-the-counter businesses. Operational sales growth of 14% resulted from volume increases (+12%), including new product introductions (+1%) and two months of Fisons' sales (+3%), and net higher prices in Europe and in the U.S. prescription pharmaceuticals and plasma proteins businesses (+2%). No single product or offering contributed more than 6% of worldwide sales in 1995 and the ten largest products contributed approximately 35%.

  In the tables and discussion which follow, percentage comparisons of sales are presented excluding the effects of currency fluctuations unless otherwise noted. Certain reclassifications have been made from amounts shown in prior periods for therapeutic area totals to conform to classifications now used by the Company.

  Sales by geographic area were as follows (% change excludes the effects of product divestitures and currency fluctuations):

                                               1995    %     1994    %     1993
                                              SALES  CHANGE SALES  CHANGE SALES
                                              ------ ------ ------ ------ ------
                                                       ($ IN MILLIONS)
U.S.......................................... $1,314  +17%  $1,262  +13%  $1,120
                                              ------  ---   ------  ---   ------
France.......................................  1,820  + 9%   1,507  +10%   1,375
Other Europe.................................  1,207  +11%   1,016  + 3%     978
Rest of World................................    801  +24%     702  +30%     546
                                              ------  ---   ------  ---   ------
Total Non-U.S................................  3,828  +13%   3,225  +11%   2,899
                                              ------  ---   ------  ---   ------
Total Sales.................................. $5,142  +14%  $4,487  +12%  $4,019
                                              ======  ===   ======  ===   ======

  In the United States, sales of prescription pharmaceuticals (Azmacort(R), Lovenox(R), Dilacor(R) XR and DDAVP(R)) grew at double-digit rates from 1994 which was affected by trade inventory reductions in the first half of the year. Sales of plasma proteins (Albuminar(R) and recombinant Factor VIII offerings) also performed well, although growth rates were somewhat reduced from those recorded in the prior year. Fisons products also contributed to U.S. sales growth in the fourth quarter. Sales in France reflected improved performance of the analgesic Doliprane(R) and higher sales of Clexane(R), Maalox(R) and Granocyte(R). Sales also benefitted from inclusion of a full year of Cooper sales compared with nine months in 1994. In Other European markets, before the impact of Fisons sales, sales of prescription pharmaceuticals increased in Germany (+12%) and in Italy (+8%) where Granocyte(R) was launched in the second quarter. Sales of ethical products, particularly Frumil(R) and Orudis(R), continued to be impacted by generic competition in the U.K. (-3%). Expansion in Central and Eastern European markets added to regional sales results. Two months of Fisons product sales contributed approximately five percentage points to sales growth in Other European countries, primarily in the U.K., Germany and Italy. Sales growth in the Rest of World area reflected continued expansion in South American markets, particularly Brazil and Argentina, and increased sales in Japan (+14%). Growth in Japan in 1996 will be affected by government price reductions to be imposed in April.

  Sales by therapeutic area were as follows:

                                               1995     %    1994     %    1993
     THERAPEUTIC AREA/PRINCIPAL OFFERINGS      SALES CHANGE* SALES CHANGE* SALES
     ------------------------------------      ----- ------- ----- ------- -----
                                                        ($ IN MILLIONS)
TOTAL CARDIOVASCULAR/THROMBOSIS............... $979     +7%  $866    +15%  $743
Clexane(R)/Lovenox(R).........................  300    +30%   214    +38%   153
Dilacor(R) XR.................................  146    +15%   128   +150%    51
Lozol(R)/Indapamide...........................   91    -12%   104    -12%   118
Selectol(R)/Selecor(R)........................   70    +18%    55     +8%    50
- --------------------------------------------------------------------------------
TOTAL ANTI-INFECTIVES/ONCOLOGY................  686    +13%   572     +4%   542
Flagyl(R).....................................  118    +24%    97    +28%    77
Granocyte(R)..................................   47   +134%    18     N/A   --
- --------------------------------------------------------------------------------
TOTAL CENTRAL NERVOUS SYSTEM/ANALGESICS.......  608    +16%   488     +5%   457
Doliprane(R)..................................  143    +21%   107     +2%   102
Imovane(R)/Amoban(R)..........................  125    +24%    94     +7%    85
- --------------------------------------------------------------------------------
TOTAL PLASMA PROTEINS.........................  592    +13%   510    +26%   400
Albuminar(R)..................................  199     +9%   179    +14%   154
Factor VIII...................................  205    +25%   158    +37%   114
- --------------------------------------------------------------------------------
TOTAL RESPIRATORY.............................  578    +31%   433     +6%   407
Azmacort(R)...................................  208    +42%   147     +3%   143
Nasacort(R)...................................   87     -4%    90    +14%    79
- --------------------------------------------------------------------------------
TOTAL GASTROINTESTINAL........................  397    -20%   474     -4%   490
Maalox(R).....................................  170    -34%   249     +4%   239
- --------------------------------------------------------------------------------
TOTAL BONE METABOLISM/RHEUMATOLOGY............  369     +2%   344    -10%   381
Orudis(R)/Profenid(R)/Oruvail(R)..............  204     +2%   192    +10%   173
Calcitonins...................................  102     -2%    98    -39%   163
- --------------------------------------------------------------------------------
OTHER THERAPEUTIC AREAS.......................  933     +9%   800    +33%   600
DDAVP(R)......................................   96    +14%    84    +16%    73
- --------------------------------------------------------------------------------

* Percentage change calculation excludes effects of currency fluctuations.

  Sales of the thrombosis product Clexane(R)/Lovenox(R), a low molecular weight heparin, reached $300 million in 1995, fueled by continued strong performance in the U.S., France and Germany. In 1995, Lovenox(R), available in the U.S. since 1993 for the prevention of deep vein thrombosis following hip replacement surgery, was approved by the U.S. Food and Drug Administration ("FDA") for use following knee replacement surgery. The cardiovascular product Dilacor(R) XR, a once-daily calcium channel blocker, recorded good growth despite the loss of FDA exclusivity in midyear. Management does not anticipate that sales of Dilacor(R) XR will be affected by generic competition before 1997. Dilacor(R) XR, available in the U.S. since 1992 for the treatment of hypertension, received FDA approval in 1995 for the management of chronic stable angina. Although brand sales of Lozol(R), a diuretic for treatment of hypertension, were up slightly from 1994, total indapamide product sales declined due to reduced sales of the Company's generic form.

  Increased sales of anti-infectives reflected continued expansion in South American markets, particularly of the antiparasitic Flagyl(R). While overall performance of anti-infectives in France improved from 1994, the French antibiotics market has become increasingly competitive. Sales in France were also negatively impacted by the loss of sales of the quinolone antibiotic Zagam(R) in the second half of the year due to labeling restrictions following photosensitivity concerns. Zagam(R) remains a second line therapy in France for community-acquired pneumonia.

  The Company's portfolio of oncological products grew significantly during 1995. As a result of additional approvals received during the year, Granocyte(R), a recombinant GCSF for chemotherapy-induced neutropenia, is now available in all European Union countries. Taxotere(R), a semi-synthetic taxoid for solid tumors, was approved in more than 20 countries for the treatment of advanced metastatic breast cancer and in six countries for the treatment of non-small cell lung cancer. In October 1995, the Company received an approvable letter from the FDA with respect to Taxotere(R) for use in the treatment of advanced breast cancer. Campto(R), a topoisimerase-1 inhibitor for colorectal cancer, was approved in France for second-line therapy; the Company has the rights to Campto(R) in over 120 countries excluding the U.S. and Japan.

  Sales of each of the Company's principal central nervous system/analgesic products, Doliprane(R) and Imovane(R)/Amoban(R), exceeded $100 million in 1995. Doliprane(R), which is marketed in France, performed favorably compared with the prior year which was affected by weak demand. Imovane(R)/Amoban(R), a non-benzodiazepine sleeping agent registered sales increases in Europe (France, Germany, and the U.K.) and in Japan. In the fourth quarter, the FDA approved the Company's product Rilutek(R) (riluzole) for treatment of Amyotrophic Lateral Sclerosis ("ALS"). Rilutek(R) is the first approved drug shown to be effective in the treatment of ALS.

  The major plasma proteins (Factor VIII offerings and Albuminar(R)) marketed by Armour Pharmaceutical Company performed consistently well throughout the year. Albuminar(R) registered double-digit growth in the U.S. with sales also above prior year levels in Japan. Sales of Monoclate(R) increased modestly as higher sales in Europe were partially offset by slight declines in the U.S. due to increased sales of the recombinant brands, Bioclate(R) and Helixate(R). Sales of Armour's U.S. immune globulin offerings (Gammar(R) IV) experienced shortfalls as a result of a voluntary withdrawal in the first half of the year in response to the FDA's industry-wide request that such products undergo a new testing technique. In the second half of the year, Armour received FDA approval for Gammar(R) IV-P pasteurized immunoglobulin which replaces Gammar(R) IV. Joint control provisions of the Centeon joint venture took effect on January 1, 1996 at which time Armour sales were no longer reflected in the Company's reported sales.

  Sales of Azmacort(R), an inhaled steroid for asthma sold in North America, surpassed $200 million and registered growth over the prior year which was negatively affected by trade inventory reductions. The impact of a competitive entry kept North American sales of Nasacort(R), an inhaled steroid for allegeric rhinitis, below prior year levels. The fourth quarter acquisition of Fisons enhances the Company's global respiratory franchise, providing a more comprehensive respiratory product portfolio and an improved geographic presence. Two months of Fisons respiratory products sales included in the Company's reported sales approximated $89 million, a significant portion of which represented sales of sodium cromoglycate-based products, principally the bronchial asthma product Intal(R) and nedocromil sodium-based products, principally the bronchial asthma product Tilade(R).

  The antacid Maalox(R) performed well in Europe (France, Poland and Germany). In Japan, Maalox(R) sales, fueled by the late 1994 launch of Maalox(R) granules, grew at a rate that exceeded that of the overall antacid market. In January 1995, the Company completed the transfer of its Canadian Maalox(R) product rights to Ciba-Geigy Ltd. ("Ciba"); the Company's U.S. rights were tranferred to Ciba in December 1994. Reported sales for 1994 included approximately $114 million of U.S. and Canadian Maalox(R) sales.

  Increased sales of Orudis(R)/Profenid(R)/Oruvail(R), a ketoprofen-based anti-inflammatory agent, resulted principally from growth in South American countries. Elsewhere, Orudis(R) experienced declines in the U.K. and in France. Sales of calcitonin products for bone disorders were slightly below 1994 levels as higher sales in Japan and Brazil were offset by overall declines in the U.S. due to generic competition and in European markets, particularly Italy, where calcitonins continue to be affected by governmental programs. In 1995, the Company received approval in more than ten countries for Menorest(R), a hormone replacement skin patch for treatment of postmenopausal symptoms and the prevention of osteoporosis.

  Sales increases in other therapeutic areas were partially attributable to sales of the Cooper and Rhodia Farma subsidiaries in addition to increased sales of dermatological products. Other therapeutic area sales included
U.S. sales of DDAVP(R) for nocturnal enuresis. In 1995, DDAVP(R) tablets for the treatment of central diabetes insipidus received FDA approval.

 Operating Income

                                        YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------
                                                       1995                 1994
                                                       VS.                  VS.
                              1995          1994       1994      1993       1993
                          ------------  ------------  ------ ------------  ------
                                 % OF          % OF     %           % OF     %
                            $    SALES    $    SALES  CHANGE   $    SALES  CHANGE
($ IN MILLIONS)           ------ -----  ------ -----  ------ ------ -----  ------
Gross margin............  $3,396 66.0%  $2,931 65.3%    16%  $2,693 67.0%      9%
Selling, delivery and
 administrative
 expenses...............   1,864 36.2%   1,606 35.8%    16%   1,468 36.5%      9%
Research and development
 expenses...............     766 14.9%     606 13.5%    26%     561 14.0%      8%
Operating income........     639 12.4%     598 13.3%     7%     675 16.8%  (11.5)%

  Increased gross profit as a percentage of sales in 1995 reflected the favorable impact of price and benefits of plant rationalization and productivity improvement programs, partially offset by the impact of the lower-margin Cooper business and unfavorable product mix. The Company hopes to achieve further margin improvements in 1996 and beyond through continued cost containment efforts coupled with the favorable margins associated with internally developed global new products.

  Commercial expenses increased as a percentage of sales as a result of higher selling and promotional costs in the U.S. pharmaceuticals business associated with new products, sales force expansions in support of South American markets, and increased selling expenses due to volume improvements in Japan, Germany and Italy. Commercial expense ratios in 1995 benefitted from the absence of the higher advertising and promotional costs associated with the Company's North American over-the-counter business in 1994. Administrative expenses declined slightly as a percentage of sales in 1995 as a result of the Company's ongoing cost containment programs. Amortization of goodwill and intangibles related to the Fisons acquisition contributed to higher 1995 selling, delivery and administrative expense ratios. Management anticipates that selling, delivery and administrative expenses as a percentage of sales before the effect of amortization will be favorably impacted in 1996 and thereafter as the synergies from the integration of the Fisons business and further benefits of cost structure improvement programs are realized.

  The Company's investment in research and development approached 15% of sales in 1995, reflecting the higher costs associated with bringing late-stage projects (Taxotere(R), Campto(R), Rilutek(R), Menorest(R) and Lovenox(R) new indications) to market. The Company anticipates that research and development expenses will stabilize as a percentage of sales over the next two years. Among the Company's more significant Phase III projects are Synercid(TM), an injectable streptogramin antibiotic for serious bacterial infections and Combi-patch, an estrogen/progestin combination transdermal patch for relief of postmenopausal symptoms.

  In 1995, the Company recorded $44 million of acquired research and development expense in connection with the Fisons and AIS acquisitions, representing research and development activities of the acquired companies for which technological feasibility has not yet been established and for which no alternative future use exists.

  In December 1995, the Company recorded a $60 million pretax charge related to the restructuring of RPR operations as a direct result of the Fisons acquisition. As part of the Fisons purchase price allocation, the Company has also recorded an estimated $100 million liability for the restructuring of Fisons operations; management is in the process of finalizing the programs specific to the Fisons business. The combined $160 million liability represents expected cash outlays, which will be principally severance-related, associated with eliminating approximately 1,900 positions primarily in the marketing, administrative and manufacturing functions. Many of these positions are based in the U.S. and the U.K., although other locations will also be affected. Additional workforce reductions associated with selected divestitures are also expected, bringing the total number of positions affected to approximately 2,900 by the end of 1997. Average annual cost savings and sales synergies associated with the Fisons acquisition are expected to approximate $200 million, with an estimated 65% of that amount expected to be realized in 1996.

  In 1994, the Company recorded a $121 million charge related to a global restructuring plan. Current year cash outlays associated with the plan approached $48 million; asset writeoffs were not significant. Pretax savings as a result of the restructuring program approximated $34 million in 1995 and over 1,070 positions have been affected by the 1994 plan. In 1993, the Company recorded pretax charges of $94 million for the cost of certain restructurings, principally in Europe, and increased provisions for certain litigation. The 1993 program was substantially completed in 1995 with current year cash outlays totaling $10 million. Over 800 positions were affected by the 1993 plan.

  Excluding restructuring in both years and other acquisition-related items in 1995, operating income margin declined approximately one percentage point from 1994 as a result of significant investment in research and development activities and increased marketing efforts associated with the introduction of new products.

 Interest, Other Expense and Taxes

  Net interest expense increased 80% to $85 million in 1995, primarily as a result of increased borrowings principally in support of the fourth quarter acquisition of Fisons. Interest expense in 1996 will be significantly higher due to higher average net debt balances throughout the year. At December 31, 1995, approximately 85% of the Company's debt was at variable rates of interest after the effect of interest rate swap contracts as compared to year-end 1994 when substantially all the Company's debt was variable-rate. The Company has increasingly used interest rate swaps to fix certain pieces of U.S. dollar-denominated debt due to the attractive U.S. interest rate environment.

  In December 1995, the Company issued $500 million of undated capital equity notes to RP. Semiannual remuneration on the unpaid principal balance of the notes is based on the London Interbank Offering Rate plus a margin.

  Despite higher short-term interest rates in the U.S. in early 1995, year-on-year preferred dividends declined slightly due to the third quarter redemption of the Company's outstanding Market Auction Preferred Shares.

  Gains on sales of assets, including the sale of assets related to the Company's Canadian over-the-counter business and certain European product rights, totaled $50 million in 1995. Similar gains, including the sale of the Company's U.S. over-the-counter business, totaled $46 million in 1994.

  Other expense-net included $13 million of first quarter acquired research and development expense related to an additional investment in AIS and charges of $25 million related to the reassessment of the carrying value of certain assets, including those associated with the Company's prior investment in The Immune Response Corporation. In 1994, the Company recorded $11 million of AIS-related acquired research and development and $31 million for asset carrying value reassessments.

  The Company's reported effective income tax rate was 33.7% in 1995 compared with 28.4% in 1994 as a result of certain one-time items in 1995 including non-deductible acquired research and development expense and the estimated impact of a special levy in France. The impact of the French levy on the effective income tax rate was moderated to approximately one percentage point by other favorable changes resulting from corporate tax planning strategies.

 1994 Compared with 1993

  On sales of $4,487 million, net income available to common shareholders in 1994 was $348 million ($2.50 per share on a pro forma basis), 15% below the prior year. Results included pretax restructuring charges of $121 million ($.58 per share) in 1994 and pretax income of $11 million ($.03 per share) in 1993 from the net effects of settlement of litigation less restructuring and other charges.

  Full year 1994 reported sales increased 12% primarily due to volume gains; approximately 8 percentage points of growth was due to the effect of acquired businesses. The impact of favorable currency fluctuations (+1%) was offset by product divestitures (-1%); price changes had no material effect on sales growth.

  Sales increases in the United States reflected growth of the Company's prescription pharmaceuticals (Dilacor(R) XR, Lovenox(R), DDAVP(R) and Nasacort(R)) following trade inventory adjustments in the first half of the year. Sales growth in France reflected the inclusion of nine months of Cooper sales in 1994; on a basis before contributions from Cooper, sales in France declined 3%, largely as a result of lower sales of anti-infectives. In Other European markets, sales of prescription pharmaceuticals in Germany recovered 14% from depressed prior year levels while ethical product sales in Italy (- 16%) and the U.K. (-11%) continued to be impacted by restrictive government programs. Higher sales in Eastern Europe and sales of generics in the U.K. contributed to the modest sales improvement in the Other Europe region. The Rest of World area benefited from the inclusion in 1994 of nine months of sales from a Cooper subsidiary and a full year of Rhodia Farma sales. On a basis before sales of the acquired businesses, regional sales increased 6% as declines in Japan stemming primarily from government-imposed price reductions were more than offset by sales growth in South America and the rest of Asia.

  Cardiovascular/thrombosis product sales were led by Clexane(R)/Lovenox(R) and Dilacor(R) XR. Sales of Clexane(R)/Lovenox(R) exceeded $200 million in 1994, with solid performance in the U.S. and Europe. Sales of Dilacor(R) XR more than doubled from the prior year. Despite higher sales of the Company's generic indapamide which partially mitigated the impact of reduced Lozol(R) brand sales, total indapamide product sales were below prior year levels as anticipated.

  Sales of anti-infectives were below prior year levels in France due to an increasingly competitive antibiotics market and comparison with strong prior year sales related to a high incidence of influenza. Sales of anti-infectives increased in South American countries, including contributions from Rhodia Farma, and in Asian markets.

  Sales of oncology products increased over the prior year driven by the 1994 launch of Granocyte(R) in France, Germany and other European markets. In 1994, the Company also acquired the U.S. and Canadian marketing rights to Oncaspar(TM) for use in the treatment of acute lymphoblastic leukemia.

  The major plasma proteins (Albuminar(R), Monoclate-P(R), Gammar(R) IV and Mononine(TM)) achieved double-digit sales growth, with particularly good performance in the United States. Monoclate-P(R) and Mononine(TM) also registered sales increases in European markets including France and Germany.

  Sales of Doliprane(R) improved in the second half of 1994 but remained essentially level year-on-year following a particularly strong 1993 influenza season. Increased sales in France and Japan of

Imovane(R)/Amoban(R) were partially offset by reduced sales in the U.K. due to government-imposed price reductions.

  Respiratory product sales improved as U.S. ex-factory sales of the inhaled steroids Nasacort(R) and, to a lesser extent, Azmacort(R), recovered from the negative impact of trade inventory reductions in the first half of the year.

  A decline in sales of bone metabolism/rheumatology products included lower 1994 sales of calcitonin products in Italy, Spain and Japan. Generic competition in the United States also contributed to reduced calcitonin sales. Sales of Orudis(R)/Profenid(R)/Oruvail(R) improved on higher sales in Italy and South America offset by sales declines in Japan.

  Despite lower sales and declining market share in the U.S., worldwide sales of the antacid Maalox(R) increased modestly with good performance in European markets, particularly Germany, and Japan, where Maalox(R) granules were launched at the end of 1994. Reduced sales of Zoltum(R), a peptic ulcer medication co-marketed in France, and the daily fiber therapy product Perdiem(R) contributed to an overall sales decline of gastrointestinal products.

  Sales in other therapeutic categories included higher sales of DDAVP(R) and of dermatological products. The increase in other therapeutic area sales also reflected the integration of the Cooper business.

  Gross profit as a percentage of sales declined as the effect of manufacturing expense reductions was offset by the integration of the lower margin Cooper business. Despite increased spending in support of new products and in certain markets (Germany, Japan and South America), selling, delivery and administrative expenses decreased as a percentage of sales due to benefits of cost reduction initiatives. Selling, delivery and administrative expenses also reflected the lower commercial expense ratios of the Cooper business.

  Net interest expense declined 23% to $47 million in 1994 due to lower average worldwide net debt balances and lower average interest rates in Europe. Preferred dividends of $19 million were higher than the prior year due to a net increase in average outstanding preferred shares and the effect of higher U.S. short-term interest rates.

  At $84 million, other expense, net increased by $30 million in 1994, primarily due to the reassessment of the carrying value of certain of the Company's investments, including AIS call options. Equity losses associated with AIS, including acquired research and development, were $29 million. Other expense, net also reflected higher 1994 foreign exchange losses, including the effects of translation and financing in high inflation economies.

  The Company's reported effective tax rate was 28.4% in 1994 compared with 28.7% in 1993.

FINANCIAL CONDITION

 Cash Flows

  Net cash provided by operating activities was $502 million in 1995 compared with $685 million in 1994 and $721 million in 1993. The reduction in 1995 operating cash flows reflects increased working capital needs and higher payments for income taxes, including a $42 million tax payment related to the sale of the Company's over-the-counter business to Ciba. Prior year cash flows also benefited from the prepayment of a royalty associated with the Ciba transaction. The reduction in 1994 operating cash flows compared with 1993 reflected lower earnings and higher cash outlays for income taxes due to the 1993 deferral of tax payments. Operating cash flows in 1993 included the receipt of $105 million proceeds from the settlement of litigation.

  Net cash outflows of $3,093 million for 1995 investing activities included outlays of $3,238 million, before the effect of cash acquired, related to the acquisitions of Fisons, AIS, Rhodia Farma and Biogalenique. Of the $3,238 million, $2,961 million represented 1995 cash outflows associated with the acquisition of Fisons. Investments in technologies totaled $80 million and included the purchase of two million common shares of AIS in the first half of 1995 for $43 million. Proceeds from the sales of assets totaled $120 million and $163 million in 1995 and 1994, respectively, and included the transfers of the Company's Canadian (1995) and U.S. (1994) over-the-counter businesses to Ciba. Proceeds in 1995 also reflected the fourth quarter sale of a portion of Fisons' Laboratory Supplies Division for $35 million. The Company expects to complete the sale of a substantial portion of Fisons' Scientific Instruments Division in the first half of 1996. Capital expenditures totaled $281 million in 1995 as compared with $230 million in 1994 and $250 million in 1993. Outlays for capital expenditures in 1996 are expected to exceed 1995 levels due, in part, to investments in support of new products. Net cash outflows associated with net investment hedging totaled $15 million in 1995, of which $10 million related to settlement of hedging activities initiated by Fisons; net investment hedging cash outflows totaled $30 million in 1994.

  Financing activities provided cash of $2,588 million, reflecting a net cash inflow of $2,479 million provided by borrowings to finance the acquisition of Fisons and other businesses and the redemption of preferred shares. Cash inflows also included the issuance of $500 million of capital equity notes to RP. Financing cash outlays in 1994 and 1993 included the open market purchases of the Company's common shares for the Employee Benefits Trust totaling $110 million and $76 million, respectively. Cash dividends paid to common shareholders were $161 million ($1.20 per share) in 1995, $152 million ($1.12 per share) in 1994 and $138 million ($1.00 per share) in 1993. In February 1996, the Company paid shareholders a first quarter cash dividend of $.30 per share.

 Liquidity

  The Company's net debt (short- and long-term debt including notes payable to RP, less cash and cash equivalents, short-term investments and time deposits) to net debt plus equity ratio increased to .56 to 1 at December 31, 1995 compared with .16 to 1 at December 31, 1994 as a result of increased borrowings principally in support of the Fisons acquisition. The ratio of current assets to current liabilities was 1.16 to 1 compared with 1.40 to 1 a year ago primarily as a result of an increase in short-term borrowings. In 1996 and further into 1997, the Company expects to achieve net debt reduction using cash flows from operations which should benefit from synergistic cost savings, and proceeds from selected divestitures.

  At December 31, 1995, the Company had total committed lines of credit of $4,145 million. Of this amount, $1,820 million represented short-term facilities with borrowings of $137 million outstanding; these facilities expired in February 1996. Of the remaining $2,325 million, $1,825 million represented multicurrency medium-term facilities with fourteen banks expiring in the year 2000. An additional $500 million represented two medium-term credit agreements with Rhone-Poulenc S.A. expiring in 2000 and 2002. At December 31, 1995, borrowings outstanding under the Company's medium-term arrangements totaled $1,930 million at a weighted average annual effective interest rate of 6.0%. These borrowings plus an additional $395 million of short-term borrowings were classified as long-term debt at December 31, 1995 as the Company had the ability and intent to finance these amounts on a long-term basis under the above medium-term facilities.

  In 1995, the Company issued $500 million of undated capital equity notes to RP. Pursuant to the remaining portion of a $500 million shelf registration, the Company has the ability to issue $325 million in public debt securities and/or preferred shares.

  In October 1995, Moody's Investors Service ("Moody's") and Standard & Poor's ("S&P") lowered the Company's senior unsecured debt and preferred share credit ratings, attributing the change to the acquisition of Fisons. The Company's senior unsecured debt is now rated Baa1 by Moody's and BBB by S&P. The Company's preferred shares are now rated Baa2 by Moody's and BBB- by S&P.

  Management believes that cash flows from operations, supplemented by proceeds from selected divestitures and financing expected to be available from external sources, will provide sufficient liquidity to meet its needs for the foreseeable future. Long-term liquidity is dependent upon the Company's competitive position, including its ability to discover, develop and market innovative therapies, build leadership positions in targeted therapeutic areas and maximize the benefits of business acquisitions and alliances. In 1995, the important new products Taxotere(R), Rilutek(R) and Campto(R) as well as new indications for Lovenox(R) received approvals in certain markets. With the acquisition of Fisons, the Company has established a strong respiratory franchise with increased geographic presence and the Centeon joint venture is positioned to become a global market leader in the plasma proteins business. The Company believes that the combination of these, as well as other, innovative products and business alliances will contribute to the Company's long-term liquidity.

 Insurance and Litigation

  The Company maintains significant levels of excess catastrophic general and products liability insurance obtained from independent third-party insurers. In light of the risks attendant to the Company's business activities, the limits and coverage terms of such insurance are believed reasonable in amount and scope and comparable to the insurance carried by others in the industry.

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 429 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in certain proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that certain pharmaceutical companies, including the Company, engaged in price discrimination practices to the detriment of certain independent community pharmacists, retail chains and consumers; (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R); and (5) potential responsibility relating to past waste disposal practices, including potential involvement at three sites on the U.S. National Priority List created by Superfund legislation.

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

 Recently Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective for fiscal years beginning after December 15, 1995. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company adopted SFAS No. 121 effective January 1, 1996, and is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company's quarterly or annual financial statements.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. The Statement encourages employers to account for stock compensation awards based on their fair value on the date of grant. Entities may choose not to apply the new accounting method but instead, disclose in the notes to the financial statements the effects on net income and earnings per share as if the new method had been applied. The Company adopted the disclosure-only approach of the Standard effective January 1, 1996.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                                         RESTATED
                                               1995        1994        1993
                                            ----------  ----------------------
Net sales.................................. $  5,142.1  $  4,486.6  $  4,019.4
Cost of products sold......................    1,746.4     1,555.8     1,326.3
Selling, delivery and administrative ex-
 penses....................................    1,863.7     1,605.8     1,467.8
Research and development expenses..........      766.2       606.1       561.2
Restructuring and other charges............      126.5       121.2        93.8
Proceeds from litigation settlement........        --          --        105.0
                                            ----------  ----------  ----------
  Operating income.........................      639.3       597.7       675.3
Interest expense...........................      105.2        55.3        71.2
Interest income............................      (20.3)       (8.2)      (10.4)
Gain on sales of assets....................      (49.5)      (46.2)      (30.2)
Other expense, net.........................       65.9        83.9        54.2
                                            ----------  ----------  ----------
  Income before income taxes...............      538.0       512.9       590.5
Provision for income taxes.................      181.5       145.8       169.4
                                            ----------  ----------  ----------
  Net income...............................      356.5       367.1       421.1
Dividends on preferred stock...............       18.7        19.2        12.4
                                            ----------  ----------  ----------
  Net income available to common sharehold-
   ers..................................... $    337.8  $    347.9  $    408.7
                                            ==========  ==========  ==========
Primary earnings per common share:
  Net income available to common sharehold-
   ers.....................................                         $     2.96
                                                                    ==========
  Net income available to common sharehold-
   ers, pro forma.......................... $     2.50  $     2.50
                                            ==========  ==========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                               DECEMBER 31,
                                                             -----------------
                                                                      RESTATED
                                                               1995     1994
                                                             -------- --------
ASSETS
Current:
Cash and cash equivalents................................... $  115.4 $  118.8
Trade accounts receivable less reserves of $87.3 (1994:
 $78.6).....................................................    956.8    812.1
Inventories.................................................    765.6    612.5
Assets held for sale........................................    228.8      --
Other current assets........................................    723.0    543.3
                                                             -------- --------
    Total current assets....................................  2,789.6  2,086.7
Time deposits, at cost......................................     83.0     55.8
Property, plant and equipment, net..........................  1,621.0  1,199.8
Goodwill, net...............................................  2,953.5    705.9
Intangibles, net............................................    866.8    170.5
Other assets................................................    673.2    433.6
                                                             -------- --------
    Total assets............................................ $8,987.1 $4,652.3
                                                             ======== ========
LIABILITIES
Current:
Short-term debt............................................. $  384.2 $   90.5
Notes payable to Rhone-Poulenc S.A. & affiliates............    127.6     37.3
Accounts payable............................................    601.8    470.5
Income taxes payable........................................     91.0     70.6
Accrued employee compensation...............................    137.8    150.9
Other current liabilities...................................  1,062.7    675.2
                                                             -------- --------
    Total current liabilities...............................  2,405.1  1,495.0
Long-term debt..............................................  2,159.0    408.6
Notes payable to Rhone-Poulenc S.A. & affiliates............    525.4     31.3
Deferred income taxes.......................................    365.5     31.6
Other liabilities...........................................  1,174.9    575.4
                                                             -------- --------
    Total liabilities.......................................  6,629.9  2,541.9
                                                             -------- --------
Contingencies...............................................
SHAREHOLDERS' EQUITY
Market Auction Preferred Shares, without par value
 (liquidation preference $1,000 per share); authorized,
 issued and outstanding in 1994: 225,000 shares............       --     225.0
Money market preferred stock, without par value
 (liquidation preference $100,000 per share); issued and
 outstanding: 1,750 shares.................................     175.0    175.0
Capital equity notes.......................................     500.0      --
Common stock, without par value; stated value $1 per share;
 authorized 200,000,000 shares; issued and outstanding:
 134,528,487 shares (1994: 134,095,649 shares).............     139.5    139.1
Capital in excess of stated value..........................     153.2    412.2
Retained earnings..........................................   1,580.3  1,403.7
Employee Benefits Trust....................................    (185.7)  (185.7)
Cumulative translation adjustments.........................      (5.1)   (58.9)
                                                             -------- --------
    Total shareholders' equity.............................   2,357.2  2,110.4
                                                             -------- --------
    Total liabilities and shareholders' equity.............  $8,987.1 $4,652.3
                                                             ======== ========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                        FOR THE YEARS ENDED DECEMBER 31,
                                        -------------------------------------
                                                       RESTATED
                                           1995          1994        1993
                                        ------------  -----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................. $      356.5  $    367.1   $    421.1
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization........        225.2       193.2        167.9
  Provision for deferred income taxes..        (15.8)      (67.5)       (40.8)
  Gain on sales of assets..............        (49.5)      (46.2)       (30.2)
  Deferred royalty income..............          --         24.0          --
  Equity losses of unconsolidated
   affiliates, net.....................         35.4        21.1         26.6
  (Increase) decrease in trade accounts
   receivable, net.....................        (35.2)       47.3        (33.0)
  (Increase) decrease in inventories...       (104.1)      (37.6)         2.5
  Increase in accounts payable.........         83.5        19.6         39.4
  Increase (decrease) in income taxes
   payable.............................        (81.4)       13.3         83.7
  Restructuring charges, net...........          3.5        68.3         44.6
  Other items, net.....................         83.8        82.8         39.0
                                        ------------  ----------   ----------
    Net cash provided by operating
     activities........................        501.9       685.4        720.8
                                        ------------  ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures...................       (281.5)     (229.9)      (250.4)
Businesses acquired, net of cash
 acquired of $474.7....................     (2,763.3)        --           --
Equity investment in Applied Immune
 Sciences, Inc. .......................        (42.5)        --        (117.3)
Investment in time deposits, net.......        (29.9)        8.5        (13.8)
Proceeds from sales of assets..........        120.4       162.6         52.0
Purchase of assets and investments.....        (81.6)      (35.3)       (15.0)
Net investment hedging, net............        (14.8)      (29.8)        (1.1)
                                        ------------  ----------   ----------
    Net cash used in investing
     activities........................     (3,093.2)     (123.9)      (345.6)
                                        ------------  ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings, net.............        420.3      (223.1)      (240.0)
Proceeds from issuance of long-term
 debt..................................      2,231.3        67.9        108.2
Repayment of long-term debt............       (173.0)      (47.4)      (133.0)
Shares repurchased for Employee
 Benefits Trust........................          --       (109.9)       (75.8)
Dividends paid.........................       (179.9)     (170.7)      (149.2)
Issuance of money market preferred
 stock.................................          --          --         171.9
Redemption of Market Auction Preferred
 Shares................................       (225.0)        --         (75.0)
Issuance of capital equity notes.......        500.0         --           --
Issuances of common stock..............         14.0         2.6         17.8
                                        ------------  ----------   ----------
    Net cash provided by (used in)
     financing activities..............      2,587.7      (480.6)      (375.1)
                                        ------------  ----------   ----------
Effect of exchange rate changes on
 cash..................................           .2         2.5         (4.2)
                                        ------------  ----------   ----------
Net increase (decrease) in cash and
 cash equivalents......................         (3.4)       83.4         (4.1)
Cash and cash equivalents at beginning
 of year...............................        118.8        35.4         39.5
                                        ------------  ----------   ----------
Cash and cash equivalents at end of
 year.................................. $      115.4  $    118.8   $     35.4
                                        ============  ==========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
 INFORMATION:
CASH PAID DURING YEAR FOR:
  Interest, net of amounts
   capitalized......................... $       99.2  $     61.7   $     82.4
  Income taxes......................... $      259.3  $    201.0   $    133.0
RECONCILIATION OF ASSETS ACQUIRED AND
 LIABILITIES ASSUMED:
  Fair value of assets acquired........ $    4,505.2  $    280.1          --
  Liabilities assumed..................     (1,348.2)     (173.0)         --
                                        ------------  ----------   ----------
    Net assets acquired................ $    3,157.0  $    107.1          --
                                        ============  ==========   ==========
  Cash paid for acquisitions........... $    3,238.0         --           --
  Capital contribution from RP S.A. ...       (273.2) $    107.1          --
  Preferred stock of subsidiary
   issued..............................        131.6         --           --
  Other non-cash items.................         60.6         --           --
                                        ------------  ----------   ----------
    Total consideration................ $    3,157.0  $    107.1          --
                                        ============  ==========   ==========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

 Principles of Accounting

  The Company's consolidated financial statements are prepared on a basis in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Rhone-Poulenc Rorer Inc. and subsidiaries which are more than 50 percent owned and/or controlled. All subsidiaries are consolidated on the basis of twelve-month periods ending December 31. Investments in corporate joint ventures and other companies in which the Company has a 20 to 50 percent ownership are accounted for by the equity method. Cost investments, less than 20 percent owned, are carried at their original cost.

 Cash and Cash Equivalents, Time Deposits and Restricted Cash

  The Company considers cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents. Investments with a maturity period of greater than three months but less than one year are classified as short-term investments. Certain mortgage-backed certificates, repurchase obligations and certificates of deposit with maturities of more than one year are classified as long-term time deposits. At December 31, 1995, the Company has $109.6 million of restricted cash, of which approximately $53.7 million is classified as a current asset, representing funds on deposit with a bank in an interest-bearing escrow account for payment of future operating lease obligations.

 Inventories

  Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) or average cost methods.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. For financial accounting purposes, depreciation is computed principally on the straight-line method over the estimated useful lives of the assets (generally, 20 to 30 years for buildings and 5 to 15 years for machinery and equipment). For income tax purposes, certain assets are depreciated using accelerated methods. Effective January 1, 1993, the Company extended the depreciation lives for certain production machinery and equipment. The change in estimate increased 1993 net income by $11.1 million.

 Goodwill and Intangible Assets

  Goodwill represents the excess of cost over the fair market value of net assets of businesses acquired. Goodwill is amortized on a straight-line basis over a period not to exceed forty years, and is reported net of accumulated amortization of $241.6 million in 1995 and $210.2 million in 1994. The

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

Company assesses potential impairment of goodwill by comparing the carrying value of goodwill at the balance sheet date with anticipated undiscounted future operating income before amortization. Intangibles, which principally represent the cost of acquiring patents and product lines, are amortized over their estimated useful lives and are reported net of accumulated amortization of $106.3 million in 1995 and $121.2 million in 1994.

 Income Taxes

  The Company and substantially all of its United States subsidiaries file a consolidated federal income tax return. No provision has been made for United States income taxes or withholding taxes on the unremitted earnings of non-U.S. subsidiaries which are intended to be indefinitely reinvested. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

 Advertising

  Advertising costs are generally expensed within the fiscal year that the costs are incurred, except for direct response advertising, which is capitalized and amortized over the expected period of future benefit. Advertising expenses primarily associated with the use of public media, medical publications and symposia totaled $200.3 million for the year ended December 31, 1995.

 Foreign Currency Translation

  Financial information relating to the Company's subsidiaries located outside the United States is translated using the current rate method. Local currencies are considered the functional currencies except in countries with highly inflationary economies.

 Recently Issued Accounting Standards

 SFAS No. 121

  In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company adopted SFAS No. 121 effective January 1, 1996, and is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company's quarterly or annual financial statements.

 SFAS No. 123

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. The Statement encourages employers to account for stock compensation awards based on their fair value on the date of grant. Entities may choose not to apply the new accounting method but instead, disclose in the notes to the financial statements the pro forma effects on net income and earnings per share as if the new method had been applied. The Company adopted the disclosure-only approach of the Standard effective January 1, 1996.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 2. ACQUISITIONS FROM RHONE-POULENC S.A.

  In 1995, the Company acquired from Rhone-Poulenc S.A. ("RP") the businesses of Cooperation Pharmaceutique Francaise ("Cooper"), primarily in France, and a pharmaceutical business in Brazil for cash and preferred stock of a French subsidiary aggregating approximately $273.2 million. The preferred shares, accounted for as minority interest in other liabilities at December 31, 1994, have a liquidation preference approximating 645.0 million French francs and pay dividends of 7.5% per annum on a stated value of 145.0 million French francs. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

  For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 (the date that Cooper was acquired by RP) and January 1, 1994, respectively. The effect of restatements in periods prior to 1994 was not material. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates. Earnings per share for the restated periods reflect pro forma adjustments giving effect to interest on indebtedness and preferred dividends relative to the acquisition transactions.

NOTE 3. FISONS

  On October 20, 1995, the Company acquired the outstanding shares of Fisons plc ("Fisons"), a U.K.-based pharmaceutical company, for a total purchase price, including expenses, approximating $3.0 billion. The acquisition was accounted for under the purchase method and, accordingly, the purchase price will be allocated based upon the fair values of the assets and liabilities acquired. Preliminary purchase price allocations have resulted in goodwill of approximately $2.3 billion and intangibles of approximately $600.0 million that will be amortized on a straight-line basis over lives of 40 years and 15 to 30 years, respectively. The purchase price allocation also includes $562.0 million related to estimated net deferred tax and other liabilities, including restructuring of the Fisons business. In connection with the acquisition, the Company also recorded in 1995 a charge of $21.0 million for acquired research and development related to Fisons research and development activities for which technological feasibility has not yet been established and no alternative future use exists.

  In addition to its pharmaceutical operations, the Fisons business included certain discontinued operations, namely the Laboratory Supplies Division, a distributor of laboratory equipment and supplies and clinical diagnostic products, and the Scientific Instruments Division, a manufacturer of instruments used in surface science and in elemental spectrometry and analysis. Substantially all of the Laboratory Supplies Division was sold prior to completion of the acquisition with related proceeds of $336.2 million. A smaller unit of the Division was sold in November 1995 for approximately $35.0 million. The sale of a substantial portion of the Scientific Instruments Division to Thermo Instrument Systems Inc. has received clearance from the Federal Trade Commission and is expected to be completed in the first quarter of 1996. The net assets of the Scientific Instruments Division are recorded at their estimated net realizable value and classified as assets held for sale at December 31, 1995. Results of operations of the Scientific Instruments Division from the date of acquisition to the date of sale are not expected to be material.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 4. APPLIED IMMUNE SCIENCES, INC.

  In 1993, the Company acquired for $117.3 million, including expenses, a 37% interest in Applied Immune Sciences, Inc. ("AIS") and call options to purchase up to six million additional shares. The companies also established joint ventures related to cell therapy products and services. In connection with the acquisition, the Company recorded a pretax charge for acquired research and development expense in equity losses of affiliates totaling $27.0 million in 1993. In both 1994 and 1995, AIS achieved a development milestone, each requiring RPR to purchase an additional one million AIS shares approximately equal to an additional 5% interest. In connection therewith, in the fourth quarter of 1994 and in the first quarter of 1995, the Company recorded pretax charges for acquired research and development expense of $11.0 million and $13.0 million, respectively.

  In the fourth quarter of 1995, the Company purchased for a cash price of $91.6 million, including expenses, the remaining 53%, or 7.2 million outstanding shares, of AIS not previously owned by RPR. Under the step-purchase method, the Company recorded additional intangible assets of approximately $73.5 million, to be amortized on a straight-line basis over eight years. The Company also recorded a charge to operations of $22.6 million for acquired research and development related to research and development activities for which technological feasibility has not yet been established and no alternative future use exists.

  The Company's 1995 reported research and development expenses include approximately $5.6 million representing December 1995 operations of AIS. Equity losses recorded prior to the acquisition of AIS' remaining outstanding shares totaled $25.3 million in 1995 and $17.6 million in 1994.

NOTE 5. JOINT VENTURE

  Under terms of a September 28, 1995 Amendment to the Joint Venture Agreement (the "Amendment"), the Company's Armour Pharmaceutical Company subsidiary ("Armour") and Behringwerke AG ("Behring"), a subsidiary of Germany's Hoechst AG, completed the formation of Centeon, a 50/50 global joint venture in the plasma proteins business. The joint venture's Board of Directors was formally established on January 1, 1996, at which time joint control and profit-sharing provisions also took effect. Accordingly, the Company deconsolidated Armour's net assets at December 31, 1995. The operations of the Armour plasma businesses are included in the Company's reported results for the twelve months ended December 31, 1995.

NOTE 6. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The following unaudited pro forma financial information has been prepared as if the acquisitions of Fisons and AIS and the formation of Centeon had occurred at the beginning of the periods presented. The results of operations of Fisons' Laboratory Supplies Division and Scientific Instruments Division are not included in the pro forma results for 1995 and 1994. The pro forma information presents the results of the Armour businesses contributed to Centeon as non-operating income from equity affiliates; sales recorded by these businesses approximated $489.0 million and $415.1 million in 1995 and 1994, respectively. The pro forma information also reflects 100% of the operating results of AIS as research and development expenses and eliminates the equity losses associated with the Company's prior equity investment in AIS. The pro forma information does not purport to be indicative of the Company's results of operations had the transactions actually occurred on the dates presented nor is it necessarily indicative of future operating results.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                               -------------------------------
                                                    1995            1994
                                               --------------- ---------------
                                               (IN MILLIONS, EXCEPT PER SHARE)
   Net sales.................................. $       5,316.1 $       4,799.3
   Operating income...........................           607.5           162.0
   Net income (loss) from continuing
    operations before
    nonrecurring charges available to common
    shareholders..............................           341.6           (66.4)
   Earnings (loss) per common share, restated
    pro forma................................. $          2.53 $          (.56)
   Average common shares outstanding..........           134.2           135.3

  Pro forma operating income for the year ended December 31, 1995 excludes $126.5 million of acquisition-related charges recorded by the Company including pretax restructuring charges of $60.0 million, acquired research and development expense of $43.6 million, and integration and other costs related to the Fisons acquisition of $22.9 million.

  Pro forma operating income for the year ended December 31, 1994 includes charges of $259.3 million recorded by Fisons in connection with the restructuring of its pharmaceutical operations and charges of $121.2 million for an RPR global restructuring plan.

  Pro forma net income (loss) from continuing operations before nonrecurring charges excludes a $133.4 million pretax gain on Fisons' sale of the greater portion of its research and development operations in the second quarter of 1995. Research and development expenses associated with the activities sold approximating $23.9 million are also excluded from the 1995 pro forma results. Pro forma net income (loss) from continuing operations before nonrecurring charges also excludes one-time charges related to the Company's investments in AIS, including acquired research and development expense and the reassessment of call option values, totaling $13.0 million and $31.4 million in 1995 and 1994, respectively.

NOTE 7. RESTRUCTURING AND OTHER CHARGES

  In December 1995, the Company recorded a $60.0 million pretax charge related to the restructuring of RPR operations as a direct result of the Fisons acquisition. As part of the Fisons purchase price allocation, the Company has also recorded an estimated $100.0 million liability for the restructuring of Fisons operations; management is in the process of finalizing the programs specific to the Fisons business. The combined $160.0 million liability represents expected cash outlays, which will be principally severance-related, associated with eliminating approximately 1,900 positions primarily in the marketing, administrative and manufacturing functions. Many of these positions are based in the U.S. and the U.K., although other locations will also be affected. Additional workforce reductions associated with selected divestitures are also expected, bringing the total number of positions affected to approximately 2,900 by the end of 1997. Workforce reductions and associated cash outlays related to the program were not significant in 1995.

  In 1994, the Company recorded a $121.2 million pretax charge in connection with a global restructuring plan that was substantially completed in 1995. Workforce reductions approximated 1,100 positions and were primarily from manufacturing, sales/marketing and administrative functions in North America and in France, although other locations in Europe and elsewhere were also affected. Total cash outlays related to the plan through December 31, 1995 exceeded $81.7 million, of which $47.6 million pertained to 1995. Asset writeoffs in conjunction with certain production facilities totaled $26.9 million, of which $7.5 million occurred in 1995.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  A rollforward of the remaining 1994 restructuring provision is as follows:

                                             PAYMENTS/ TRANSLATION
                                  JANUARY 1,   ASSET   ADJUSTMENTS/ DECEMBER 31,
                                     1995    WRITEOFFS    OTHER         1995
                                  ---------- --------- ------------ ------------
                                              (DOLLARS IN MILLIONS)
   Social costs..................   $ 52.8    $ (41.6)    $ 2.4        $ 13.6
   Third parties.................      8.4       (6.0)       .5           2.9
   Asset writeoffs...............      8.2       (7.5)      --             .7
                                    ------    -------     -----        ------
     Total.......................   $ 69.4    $ (55.1)    $ 2.9        $ 17.2
                                    ======    =======     =====        ======

  In 1993, the Company recorded a pretax charge of $93.8 million for the cost of certain restructuring and manufacturing streamlining programs and increased provisions for certain litigation. The 1993 restructuring programs, principally in Europe, included restructuring of marketing and manufacturing operations in the Company's German and Italian prescription pharmaceutical businesses following governmental actions aimed at reducing prices and limiting prescription volume. The programs also included the divestment of a portion of a manufacturing facility in Monts, France which was completed in 1995. Total workforce reductions associated with the plan exceeded 800 positions.

  A rollforward of the remaining 1993 restructuring provision from January 1, 1995 is as follows:

                                             PAYMENTS/ TRANSLATION
                                  JANUARY 1,   ASSET   ADJUSTMENTS/ DECEMBER 31,
                                     1995    WRITEOFFS    OTHER         1995
                                  ---------- --------- ------------ ------------
                                              (DOLLARS IN MILLIONS)
   Social costs..................   $12.2     $ (9.9)      $ .7         $3.0
   Asset writeoffs...............     9.0       (8.6)        .7          1.1
                                    -----     ------       ----         ----
     Total.......................   $21.2     $(18.5)      $1.4         $4.1
                                    =====     ======       ====         ====

NOTE 8. GAIN ON SALES OF ASSETS AND PROCEEDS FROM LITIGATION SETTLEMENT

  In 1995, the Company recorded pretax gains of $49.5 million on sales of assets, principally the transfer of the Company's Canadian over-the-counter business to Ciba Geigy Ltd. ("Ciba"), and the sale of certain European product rights.

  In 1994, similar gains, including the gain on the sale of certain assets related to the Company's U.S. over-the-counter business to Ciba, totaled $46.2 million. Under terms of the U.S. transfer agreement with Ciba, the Company received a one-time payment totaling $178.0 million which included a prepaid royalty of $24.0 million for the year 1995. Additional royalties of $24.0 million are expected per year for six years. At the end of the seven-year period, Ciba has the option to purchase the U.S. product intellectual property assets for approximately $143.0 million.

  In 1993, pretax gains from asset sales including sales of product rights and certain investments totaled $30.2 million. In 1993, the Company also received $105.0 million cash proceeds from the settlement of a longstanding patent lawsuit with Baxter International concerning Factor VIII:C concentrates for the treatment of hemophilia.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 9. OTHER EXPENSE, NET

                                                        1995     1994    1993
                                                       -------  ------- -------
                                                        (DOLLARS IN MILLIONS)
   Equity losses of affiliates........................ $  44.4  $  46.5 $  50.0
   Minority interest..................................     4.9      3.3     3.8
   Foreign exchange (gains) losses....................    (4.7)    10.5    (2.5)
   Other, net.........................................    21.3     23.6     2.9
                                                       -------  ------- -------
                                                       $  65.9  $  83.9 $  54.2
                                                       =======  ======= =======

  Other, net for 1995 and 1994 includes charges of $25.4 million and $30.6 million, respectively, related to the reassessment of the carrying value of certain assets including those associated with the Company's prior investment in The Immune Response Corporation (1995) and AIS call options (1994).

NOTE 10. EARNINGS PER SHARE

  Earnings per common share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. For purposes of earnings per share calculations, net income available to common shareholders in 1995 and 1994 was adjusted for the pro forma effects of interest on indebtedness and preferred dividends relative to the acquisitions of businesses from RP totaling $1.6 million and $9.1 million, respectively. The weighted average number of shares used to compute primary earnings per common share was 134,228,677; 135,254,692 and 138,168,739 for the years 1995, 1994 and 1993, respectively. Common share equivalents in the form of stock options were excluded from the calculation as their dilutive effect was not material.

NOTE 11. INVENTORIES

                                                             1995       1994
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Finished goods........................................ $    346.2 $    323.2
   Work in process.......................................      140.6      125.0
   Raw materials and supplies............................      278.8      164.3
                                                          ---------- ----------
                                                          $    765.6 $    612.5
                                                          ========== ==========

NOTE 12. PROPERTY, PLANT AND EQUIPMENT, NET

                                                             1995       1994
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Land.................................................. $     62.2 $     66.3
   Buildings.............................................      880.0      658.2
   Machinery and equipment...............................    1,604.0    1,416.6
   Construction in progress..............................      330.3      169.8
                                                          ---------- ----------
                                                             2,876.5    2,310.9
   Less accumulated depreciation.........................    1,255.5    1,111.1
                                                          ---------- ----------
   Property, plant and equipment, net.................... $  1,621.0 $  1,199.8
                                                          ========== ==========

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The Company incurred $109.9 million and $58.7 million in interest cost in 1995 and 1994, respectively, of which $4.7 million and $3.4 million, respectively, was capitalized as part of the cost of additions to property, plant and equipment.

NOTE 13. DEBT

  Short-term debt consisted of the following:

                                                            1995        1994
                                                         ----------- ----------
                                                         (DOLLARS IN MILLIONS)
   Notes payable to banks............................... $     354.7 $     68.5
   Current portion of long-term debt....................        29.5       22.0
                                                         ----------- ----------
                                                         $     384.2 $     90.5
                                                         =========== ==========
   Notes payable to Rhone-Poulenc S.A. and affiliates... $     127.6 $     37.3
                                                         =========== ==========

  The weighted average interest rate of total outstanding short-term debt was 7.9% at December 31, 1995 (1994: 9.3%).

  Long-term debt, net of current portion, consisted of the following:

                                                              1995       1994
                                                           ----------- ----------
                                                           (DOLLARS IN MILLIONS)
   Notes payable at variable rates averaging 5.9% at 1995
    year-end (expected to be refinanced long-term).......  $   1,825.0 $   233.3
   9.15% Series A Senior Notes due 2004, with interest
    payable quarterly (guaranteed by Rhone-Poulenc
    S.A.)................................................         52.7      56.6
   8.95% Series B Senior Notes due 1997, with interest
    payable quarterly (guaranteed by Rhone-Poulenc
    S.A.)................................................          4.3       8.6
   Yen-denominated variable rate notes (1994 year-end
    rate 2.8%)...........................................          --       28.0
   Notes, mortgages and capitalized lease obligations at
    rates averaging 8.1% (1994: 8.1%)....................        277.0      82.1
                                                           ----------- ---------
                                                               2,159.0     408.6
   Notes payable to Rhone-Poulenc S.A. at rates averaging
    6.0% at 1995 year-end (expected to be refinanced
    long-term)...........................................        500.0       --
   Notes payable to Rhone-Poulenc S.A. and affiliates
    principally due in 2000 at rates averaging 8.4%
    (1994: 6.2%).........................................         25.4      31.3
                                                           ----------- ---------
                                                           $   2,684.4 $   439.9
                                                           =========== =========

  At December 31, 1995, the Company had total committed lines of credit of $4,145.0 million. Of this amount, $1,820.0 million represented short-term facilities with borrowings of $137.0 million outstanding; these facilities expired in February 1996. Of the remaining $2,325.0 million, $1,825.0 million represented multicurrency medium-term facilities with fourteen banks expiring in the year 2000. An additional $500.0 million represented two medium-term credit agreements with Rhone-Poulenc S.A. expiring in 2000 and 2002. Borrowings under the $2,325.0 million medium-term credit facilities bear interest at the London Interbank Offering Rate ("LIBOR"), plus any applicable margin and commitment fee. At December 31, 1995, borrowings outstanding under the Company's medium-term arrangements totaled $1,930.0 million. These borrowings plus an additional $395.0 million of short-term borrowings were classified as long-term debt at December 31, 1995 as the Company had

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES the ability and intent to finance these amounts on a long-term basis under the above medium-term facilities. The $2,325.0 million of borrowings were in various currencies with interest rates as follows: $2,185.0 million in U.S. dollars at 6.0%, $69.0 million in French francs at 5.0%, $41.1 million in German marks at 4.4%, $16.6 million in Japanese yen at .9% and $13.3 million in British pounds at 7.2%. Amounts available under unused uncommitted lines of credit approximated $624.0 million at December 31, 1995.

  The aggregate maturities of all long-term debt at December 31, 1995, including related party debt, were: $29.5 million in 1996, $40.8 million in 1997, $38.6 million in 1998, $190.9 million in 1999, $2,347.3 million in 2000 and $66.8 million thereafter.

  The weighted average interest rate of total debt outstanding at December 31, 1995 was 6.4% (1994: 7.0%). At December 31, 1995, approximately 85% of the Company's debt was at variable rates of interest after the effect of interest rate swap contracts as compared to year-end 1994 when substantially all the Company's debt was variable-rate.

  Pursuant to the remaining portion of a U.S. shelf registration for $500.0 million, the Company has the ability to issue $325.0 million in public debt securities and/or preferred shares.

NOTE 14. LEASE COMMITMENTS

  The Company's capital lease arrangements pertain primarily to certain administrative and research facilities. The Company also occupies certain facilities and leases certain equipment and large-load vehicles under operating lease agreements. In 1992, the Company sold its U.S. corporate offices and research facility to a third party and leased it back for an initial term of thirty years with options to renew for a longer period. The Company also leased the underlying land to the third party for sixty years and subleased it back for thirty years with the facility. Related average annual accounting rent is $22.5 million.

  Rent expense under operating leases was $104.2 million, $55.0 million and $49.4 million in 1995, 1994 and 1993, respectively. Related rental income totaled $37.7 million in 1995. Future minimum lease commitments under all leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1995 and related rental income under operating leases are as follows:

                                                              OPERATING LEASES
                                                             ------------------
                                                    CAPITAL     LEASE    RENTAL
                                                    LEASES   COMMITMENTS INCOME
                                                    -------  ----------- ------
                                                      (DOLLARS IN MILLIONS)
   1996............................................ $  6.2     $128.8    $ 55.4
   1997............................................    5.9      115.5      41.4
   1998............................................    4.1       73.2      19.7
   1999............................................    3.8       58.3      11.0
   2000............................................    3.8       44.5       --
   Thereafter......................................   20.5      557.1       --
                                                    ------     ------    ------
   Minimum lease payments..........................   44.3     $977.4    $127.5
                                                               ======    ======
   Less imputed interest...........................  (13.3)
                                                    ------
   Present value of minimum lease payments
    (current--$3.9, noncurrent--$27.1)............. $ 31.0
                                                    ======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 15. INCOME TAXES

  The components of income before income taxes are:

                                                          1995    1994    1993
                                                         ------- ------- -------
                                                          (DOLLARS IN MILLIONS)
   United States........................................ $ 241.3 $ 241.0 $ 289.1
   Non-U.S..............................................   296.7   271.9   301.4
                                                         ------- ------- -------
                                                         $ 538.0 $ 512.9 $ 590.5
                                                         ======= ======= =======

  The provisions for income taxes are:

                                                       1995     1994     1993
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Current:
     United States................................... $  96.9  $ 103.4  $ 100.2
     Non-U.S.........................................   100.4    109.9    110.0
                                                      -------  -------  -------
                                                        197.3    213.3    210.2
                                                      -------  -------  -------
   Deferred:
     United States...................................   (22.6)   (51.7)   (31.0)
     Non-U.S.........................................     6.8    (15.8)    (9.8)
                                                      -------  -------  -------
                                                        (15.8)   (67.5)   (40.8)
                                                      -------  -------  -------
                                                      $ 181.5  $ 145.8  $ 169.4
                                                      =======  =======  =======

  Deferred income taxes are provided for temporary differences between book and tax bases of the Company's assets and liabilities. Temporary differences giving rise to a significant portion of the deferred tax assets and liabilities at December 31 are:

                                                          1995         1994
                                                       -----------  ----------
                                                       (DOLLARS IN MILLIONS)
   Assets (liabilities):
     Depreciation and amortization.................... $    (328.2) $    (64.5)
     Pension..........................................        69.2        50.2
     Distributable earnings...........................       (66.9)      (26.2)
     Intercompany profit in ending inventory..........        60.8        36.2
     Net operating loss carryforwards.................        57.5        15.4
     Restructuring....................................        35.8        36.4
     Cost and equity investments......................        10.6        30.9
     Other, including nondeductible accruals..........       178.0       108.7
                                                       -----------  ----------
                                                              16.8       187.1
     Less valuation allowance.........................       (91.9)      (11.2)
                                                       -----------  ----------
     Deferred income taxes, net....................... $     (75.1) $    175.9
                                                       ===========  ==========

  The portion of the above net deferred tax assets (liabilities) classified as current was $211.1 million and $161.7 million at December 31, 1995 and 1994, respectively. At December 31, 1995, total deferred tax assets were $587.0 million and total deferred tax liabilities were $570.2 million before netting. At December 31, 1994, similar temporary differences gave rise to total deferred tax assets of

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

$364.9 million and total deferred tax liabilities of $177.8 million. The increase in the valuation allowance at December 31, 1995 as compared with December 31, 1994 was primarily related to the Fisons acquisition.

  The differences between the U.S. statutory income tax rate and the Company's effective income tax rate are:

                                                          1995    1994    1993
                                                         ------  ------  ------
                                                          (PERCENT OF INCOME
                                                         BEFORE INCOME TAXES)
   U.S. statutory income tax rate.......................   35.0%   35.0%   35.0%
   Puerto Rico operations...............................   (3.1)   (5.0)   (3.6)
   Acquired research and development....................    2.8     --      --
   Non-U.S. tax rate differential.......................   (2.2)   (1.8)   (1.7)
   Research and development tax credits.................   (1.0)   (1.4)   (1.8)
   Other, net...........................................    2.2     1.6     0.8
                                                         ------  ------  ------
   Effective income tax rate............................   33.7%   28.4%   28.7%
                                                         ======  ======  ======

  The Company has subsidiaries in Ireland, Puerto Rico and Singapore, where earnings are either exempt or substantially exempt from income taxes under local government incentive programs, the latest of which expires in the year 2010.

  The Company has net operating loss carryforwards of $156.6 million for tax return purposes which expire principally through the years 1996-2010.

  The Company's U.S. tax return has been audited through 1989. The Company believes that potential adjustments from any open years would not have a material impact on the Company's financial position.

  Unremitted earnings of subsidiaries which are intended to be indefinitely reinvested were $1,122.0 million at December 31, 1995. Withholding taxes payable if the entire amount of these earnings were remitted would be $67.5 million. U.S. income taxes payable if these earnings were remitted would be substantially offset by available foreign tax credits.

NOTE 16. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

 Pensions

  The Company has several defined benefit pension plans which cover a majority of its employees throughout the world. In the United States, the Company's funding policy is to contribute funds to a trust as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. Obligations under non-U.S. plans are systematically provided by depositing funds with trustees, under insurance policies or through book reserves.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The funded status of the Company's plans at December 31 was as follows:

                                     1995                        1994
                          --------------------------- ---------------------------
                           PLANS WHOSE   PLANS WHOSE   PLANS WHOSE   PLANS WHOSE
                          ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                            BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                          ------------- ------------- ------------- -------------
                                           (DOLLARS IN MILLIONS)
Vested benefit
 obligations............     $(716.5)      $(428.6)      $(141.7)      $(330.7)
Nonvested benefits......        (3.5)        (87.8)         (4.2)        (71.1)
                             -------       -------       -------       -------
Accumulated benefit
 obligation.............      (720.0)       (516.4)       (145.9)       (401.8)
Projected future salary
 increases..............        (6.8)        (65.5)        (12.2)        (55.1)
                             -------       -------       -------       -------
Projected benefit
 obligation.............      (726.8)       (581.9)       (158.1)       (456.9)
Fair value of plan
 assets (invested
 primarily in equities
 and bonds).............       782.0         184.3         186.1         122.4
                             -------       -------       -------       -------
Plan assets in excess of
 (less than) projected
 benefit obligation.....        55.2        (397.6)         28.0        (334.5)
Unrecognized net
 transition (asset)
 liability..............         (.8)          2.5            .7           1.6
Unrecognized net (gain)
 loss...................       (27.1)         86.6         (30.3)         59.9
Unrecognized prior
 service cost...........        20.1          (3.8)         20.7           6.7
Adjustment required to
 recognize minimum
 liability..............         --          (63.5)          --          (52.4)
                             -------       -------       -------       -------
Prepaid (accrued)
 pension cost...........     $  47.4       $(375.8)      $  19.1       $(318.7)
                             =======       =======       =======       =======

  The accumulated benefit obligation of U.S. plans included in the above table was $186.1 million in 1995 and $132.8 million in 1994. U.S. plan assets were $165.4 million and $122.7 million at December 31, 1995 and 1994, respectively. Of the net accrued pension cost, $359.4 million and $306.2 million are included in other noncurrent liabilities in 1995 and 1994, respectively.

  The following items are the components of net periodic pension cost for the years ended December 31:

                                                       1995     1994     1993
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Service cost...................................... $  21.3  $  19.5  $  16.9
   Interest cost.....................................    56.7     46.2     42.7
   Actual return on plan assets......................   (39.7)   (26.6)   (49.9)
   Amortization and deferral.........................     8.2      5.7     27.2
                                                      -------  -------  -------
   Net periodic pension cost......................... $  46.5  $  44.8  $  36.9
                                                      =======  =======  =======

  Net periodic pension cost for U.S. plans included in the above amounts is $9.0 million, $12.2 million and $8.5 million for 1995, 1994 and 1993, respectively.

  The following weighted average assumptions, which are based on the economic environment of each applicable country, were used to determine the return on plan assets and benefit obligations:

                                                               1995  1994  1993
                                                               ----  ----  ----
   Discount rate.............................................. 8.1%  7.9%   7.7%
   Expected return on plan assets............................. 9.1%  9.6%  10.4%
   Rate of future compensation increases...................... 4.7%  3.8%   4.6%

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  For U.S. plans, the discount rate was 7.75% in 1995, 8.5% in 1994 and 7.5% in 1993. The expected return on plan assets of 9.5% remained constant from 1993 through 1995. The rate of future compensation increases was 4.5% in 1995 and 1994 and 5% in 1993.

 Savings Plans

  The Company sponsors defined contribution savings plans covering substantially all U.S. employees. Company contributions to the plans may not exceed three thousand dollars per employee. Amounts charged to expense were $7.1 million, $7.3 million and $6.2 million in 1995, 1994 and 1993, respectively.

 Postretirement Benefits Other Than Pensions

  Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and is amortizing the $6.0 million accumulated postretirement benefit obligation over twenty years. The Company's non-U.S. affiliates generally contribute to government insurance programs during the employees' careers and do not sponsor additional postretirement programs. In the United States, the Company grants retirees access to its medical, prescription and life insurance programs for a premium targeted to equal the cost of such benefits.

 Postemployment Benefits

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The new standard did not materially affect the Company's financial position or results of operations.

NOTE 17. STOCK PLANS

  Stock options and restricted shares have been granted to employees under plans approved by the shareholders in 1982 and 1985, as amended and restated in 1988 and 1990 ("the Stock Plan"). The aggregate number of shares originally available for issuance or transfer to employees under these plans was 7,000,000. Option prices are equal to the fair market value of the shares on the date of grant. Options are exercisable during a period determined by the Company, but in no event later than ten years from the date granted. Shares issued under a restricted grant may not be sold or otherwise disposed of for a period designated by the Company. Restricted shares are returned to the Company if the grantee's employment terminates during the period of restriction. During the restriction period, the grantee is entitled to vote the shares and receive any dividends paid. The Stock Plan, as amended and restated, permits the Company to grant stock appreciation rights in tandem with stock options. As of December 31, 1995, no such rights have been granted. The Equity Compensation Plan adopted in 1990 supplements the Stock Plan by providing for an additional 6,000,000 shares that may be issued to participants after all shares authorized pursuant to the terms of the Stock Plan have been utilized. The terms of the Equity Compensation Plan are substantially the same as those of the Stock Plan. The 1995 Equity Compensation Plan adopted in 1995 supplements the Stock Plan by providing for an additional 5,000,000 shares that may be issued to participants after all shares authorized pursuant to the terms of the Stock Plan and Equity Compensation Plan have been utilized. The terms of the 1995 Equity Compensation Plan are substantially the same as those of the Stock Plan and the Equity Compensation Plan.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Effective January 1, 1993, the Company substantially curtailed the granting of restricted shares to employees. Due to employee terminations 1,678 and 2,228 restricted shares were returned to the Company in 1995 and 1994, respectively.

  Stock option activity is shown below:

                                     1995            1994            1993
                                --------------  --------------  --------------
                                (IN THOUSANDS, EXCEPT PRICE PER SHARE DATA)
   Shares under option at Jan-
    uary 1....................           7,147           5,815           4,999
   Additions (deductions):
     Granted..................           1,702           1,898           2,342
     Exercised................            (433)           (116)           (662)
     Canceled.................            (425)           (450)           (864)
                                --------------  --------------  --------------
   Shares under option at De-
    cember 31.................           7,991           7,147           5,815
                                ==============  ==============  ==============
   Options exercisable at De-
    cember 31.................           4,693           3,443           2,455
                                ==============  ==============  ==============
   Shares reserved for future
    grants....................           6,551           2,862           4,272
                                ==============  ==============  ==============
   Price range of options ex-
    ercised...................  $   4.67-46.38  $   8.24-30.18  $   7.92-41.63
   Price range for all options
    outstanding...............  $   4.67-64.00  $   4.67-64.00  $   4.67-64.00
   Price range for all options
    exercisable...............  $   4.67-64.00  $   4.67-64.00  $   4.67-63.00

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 18. SHAREHOLDERS' EQUITY

                           MARKET     MONEY            COMMON  CAPITAL IN
                           AUCTION   MARKET   CAPITAL STOCK AT EXCESS OF            EMPLOYEE  CUMULATIVE
                          PREFERRED PREFERRED EQUITY   STATED    STATED   RETAINED  BENEFITS  TRANSLATION
                           SHARES     STOCK    NOTES   VALUE     VALUE    EARNINGS   TRUST    ADJUSTMENT
                          --------- --------- ------- -------- ---------- --------  --------  -----------
                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance, December 31,
 1992...................   $ 300.0   $  --    $  --    $138.3    $269.0   $  936.9  $   --      $ (75.9)
Net income--1993........       --       --       --       --        --       421.1      --          --
Cash dividends, $1.00
 per common share.......       --       --       --       --        --      (138.3)     --          --
Dividends on preferred
 shares.................       --       --       --       --        --       (12.4)     --          --
Issuance of money market
 preferred stock........       --     175.0      --       --       (3.1)       --       --          --
Redemption of Market
 Auction Preferred
 Shares.................     (75.0)     --       --       --        --         --       --          --
Shares repurchased for
 Employee Benefits
 Trust..................       --       --       --       --        --         --     (75.8)        --
Issuance of shares under
 employee benefit
 plans..................       --       --       --        .7      24.1        --       --          --
Translation adjustments,
 including hedging (net
 of $11.6 million tax
 effect)................       --       --       --       --        --         --       --        (63.4)
                           -------   ------   ------   ------    ------   --------  -------     -------
Balance, December 31,
 1993...................     225.0    175.0      --     139.0     290.0    1,207.3    (75.8)     (139.3)
Net income--1994........       --       --       --       --        --       367.1      --          --
Cash dividends, $1.12
 per common share.......       --       --       --       --        --      (151.5)     --          --
Dividends on preferred
 shares.................       --       --       --       --        --       (19.2)     --          --
Capital contributions
 from Rhone-Poulenc
 S.A....................       --       --       --       --      107.1        --       --          --
Shares repurchased for
 Employee Benefits
 Trust..................       --       --       --       --        --         --    (109.9)        --
Issuance of shares under
 employee benefit
 plans..................       --       --       --        .1      15.1        --       --          --
Translation adjustments,
 including hedging (net
 of $1.0 million tax
 effect)................       --       --       --       --        --         --       --         80.4
                           -------   ------   ------   ------    ------   --------  -------     -------
Balance, December 31,
 1994...................     225.0    175.0      --     139.1     412.2    1,403.7   (185.7)      (58.9)
Net income--1995........       --       --       --       --        --       356.5      --          --
Cash dividends, $1.20
 per common share.......       --       --       --       --        --      (161.2)     --          --
Dividends on preferred
 shares.................       --       --       --       --        --       (18.7)     --          --
Redemption of Market
 Auction Preferred
 Shares.................    (225.0)     --       --       --        --         --       --          --
Issuance of capital
 equity notes to Rhone-
 Poulenc S.A............       --       --     500.0      --        --         --       --          --
Adjustment of capital
 contributions for
 acquisition
 liabilities............       --       --       --       --     (273.2)       --       --          --
Issuance of shares under
 employer benefit
 plans..................       --       --       --        .4      14.2        --       --          --
Translation adjustments,
 including hedging (net
 of $2.5 million tax
 effect)................       --       --       --       --        --         --       --         53.8
                           -------   ------   ------   ------    ------   --------  -------     -------
Balance, December 31,
 1995...................   $   --    $175.0   $500.0   $139.5    $153.2   $1,580.3  $(185.7)    $  (5.1)
                           =======   ======   ======   ======    ======   ========  =======     =======

  In 1991, the Company issued $300.0 million of Market Auction Preferred Shares ("MAPS") represented by four series, each consisting of 75,000 shares. Dividend rates, determined at separate auctions for each series, averaged 5.98% during 1995 (1994: 4.63%, 1993: 3.01%). In 1993, $75.0 million of MAPS
Series B was redeemed with a portion of the proceeds from the issuance of money market preferred stock (see discussion below). In the third quarter of 1995, the Company redeemed the remaining outstanding MAPS Series A, C and D for $225.0 million plus accrued dividends.

  In 1993, the Company issued $175.0 million of money market preferred stock. The money market preferred stock was issued in three series, consisting of 750 shares, 500 shares and 500 shares, respectively. The initial dividend period for all series commenced on August 1, 1993 at initial dividend rates of 4.7% per annum for a two-year period for Series 1; 5.125% per annum for a three-year period for Series 2; and 5.84% per annum for a five-year period for Series 3. After the initial dividend periods

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES expire, dividends are determined at separate auctions for each series. The average dividend rate in 1995 on the Series 1 stock was 5.11% per annum. The money market preferred stock ranks prior to common shares of the Company as to dividends. Holders have no voting rights except in the event that preferred dividends are in arrears for at least 180 consecutive days. In such event, the authorized number of the Company's Board of Directors would be increased by two and the holders of record of the preferred shares may elect these additional directors. The preferred stock is not convertible into common stock or other shares of the Company and holders thereof have no preemptive rights. Upon the liquidation, dissolution, or winding up of the Company, or upon redemption of the preferred stock at the Company's option, holders would be entitled to a liquidation preference of $100,000 per share plus any accumulated and unpaid dividends thereon.

  In December 1995, the Company issued $500.0 million of undated capital equity notes to Rhone-Poulenc S.A. The notes have a liquidation preference that ranks senior to all RPR common stock, but junior to all existing and future RPR preferred stock. Semiannual remuneration on the unpaid principal balance of the equity notes is based on LIBOR plus a margin. If the Company is unable to meet statutory standards for dividend payments on outstanding common or preferred stock, the Company may satisfy the equity note remuneration requirements with the issuance of additional capital equity notes ("remuneration notes"). Terms of the remuneration notes would be similar to the equity notes except for a higher rate of remuneration. The capital equity notes are redeemable only at the Company's option, but not earlier than five years after issuance, subject to certain exceptions.

  At December 31, 1995, there were 2,676,800 preferred shares without par value authorized and unissued (1994: 2,451,800). In 1994, the Company completed the open market repurchase of five million of its common shares as authorized by the Board of Directors in March 1993. During 1994, the Company acquired 3.1 million shares at a cost of $109.9 million; share repurchases during 1993 were 1.9 million shares at a cost of $75.8 million. These shares are being held in an Employee Benefits Trust to fund future benefits in the United States.

  In 1995, the Company acquired Cooper and a pharmaceutical business in Brazil from Rhone-Poulenc S.A. For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 and January 1, 1994, respectively. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates and the value of net assets acquired was reflected in the 1994 capital in excess of stated value account as a capital contribution from RP. The Company subsequently reduced capital in excess of stated value to reflect the purchase obligations related to the acquisition transactions of approximately $273.2 million.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 19. FINANCIAL INSTRUMENTS

  The Company's financial instruments consisted of the following:

                                     DECEMBER 31, 1995     DECEMBER 31, 1994
                                    ---------------------  -------------------
                                    CARRYING      FAIR     CARRYING     FAIR
                                     AMOUNT       VALUE     AMOUNT     VALUE
                                    ---------   ---------  ---------- --------
                                       [ASSET (LIABILITY) IN MILLIONS]
   Cash and cash equivalents......  $   115.4   $   115.4  $  118.8   $  118.8
   Time deposits, generally matur-
    ing in 1-5 years..............       83.0        83.0      55.8       55.8
   Cost investments:
     Practical to estimate........        9.0        13.6      17.9       13.0
     Not practical to estimate....       19.9         N/A      17.5        N/A
   Other investments, including
    restricted cash...............      112.6       118.7       9.8       12.9
   Long-term debt.................   (2,713.9)   (2,722.7)   (461.9)    (465.4)
   Foreign exchange contracts.....       (7.6)*      (7.6)      4.0*       4.0
   Interest rate swap contracts...       (3.7)*      (3.8)      2.0*      (0.7)

  --------
  * The carrying amount represents the net unrealized gain (loss) or net interest receivable (payable) associated with the contracts at the end of the period.

  None of the Company's financial instruments are held for trading purposes.

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

 Cash and cash equivalents

  The carrying amount approximates the fair value due to the short-term maturity of these instruments.

 Time deposits

  The carrying amount approximates the fair value due to the variable rate nature of the long-term deposits.

 Cost and other investments

  For those investments for which it was practicable, fair value was estimated using quoted or best estimates of market prices or pricing models. An estimate of fair market value could not be reasonably made for certain cost investments for which there are no quoted market prices.

 Long-term debt

  The majority of the Company's long-term debt is at variable rates of interest and therefore the Company believes that the carrying amount approximates fair value. For long-term debt at fixed interest rates, fair value was determined by discounting future cash flows based on interest rates currently available to the Company for debt with similar terms and maturities.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

 Foreign exchange contracts

  The fair value of foreign exchange contracts was estimated by valuing the contracts at current exchange rates.

 Interest rate swap contracts

  The fair value of interest rate swap contracts reflects the amount at which they could be settled based on bank pricing models.

 Credit Risk

  The Company places its cash investments and time deposits with credit-worthy, high quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company therefore does not anticipate nonperformance by any of the counterparties to these financial instruments.

  Concentrations of credit risk with respect to trade receivables is limited due to a large customer base in a wide geographic area.

  Foreign exchange contracts do not expose the Company to accounting risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. Management believes that the risk of incurring losses on these contracts due to default by the other party is remote as the contracts are entered into with major financial institutions.

  As interest rate swap contracts involve exchanges of fixed and floating interest payment obligations without exchanges of underlying principal amounts, the Company's exposure to credit loss is significantly less than the notional amounts of the contracts. Management believes that the risk of incurring losses due to default by the other party is remote as the contracts are entered into with major financial institutions.

 Financial Instruments with Off-Balance Sheet Risk

  Foreign Exchange Contracts--Net Investment Hedges

  Unhedged net investment positions fluctuate with currency movements with corresponding translation adjustments recorded in shareholders' equity. The Company may enter into foreign exchange contracts to limit the exposure of its net investments in foreign subsidiaries to such currency fluctuations and limit the volatility of reported equity. Gains and losses from these contracts which are designated as hedges of the Company's net foreign investments are recorded as translation adjustments in shareholders' equity and offset the gains and losses on the related net investments. For the year ended December 31, 1995, the reduction to shareholders' equity, net of tax effects, associated with net investment hedging contracts totaled $5.2 million (1994:
$21.7 million).

  In determining which, if any, net investment positions to hedge, the Company considers such factors as the magnitude of the exposed position and the cost of financing hedging instruments. In 1994, the French franc net investment approximated one-third of shareholders' equity. The Company therefore hedged a portion of its net investment in France and at December 31, 1994 was a party to foreign currency exchange contracts maturing in the first quarter of 1995 with a combined notional amount of FF 179.5 million ($33.1 million) to sell French francs. The Company is currently assessing the impact of recent acquisitions on its net investment exposures and had no net investment hedging contracts outstanding at December 31, 1995.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Foreign Exchange Contracts--Foreign Currency Transaction Hedges

  The Company also enters into foreign exchange contracts to minimize exposure of foreign currency transactions (such as export sales, raw materials purchases, and short-term intercompany financing) and firm commitments to fluctuating exchange rates. Gains or losses from these contracts are recognized in the basis of the transaction being hedged. Cash flows from these contracts are classified in the same category as the hedged transactions.

  The Company's principal net transactional exposures by major currency before the effects of foreign exchange contracts were as follows:

                                     DECEMBER 31, 1995     DECEMBER 31, 1994
                                    --------------------- ---------------------
                                     LOCAL    U.S. DOLLAR  LOCAL    U.S. DOLLAR
                                    CURRENCY  EQUIVALENT  CURRENCY  EQUIVALENT
                                    --------  ----------- --------  -----------
                                         [ASSET (LIABILITY) IN MILLIONS]
U.S. dollars*......................     139      $ 139         52      $ 52
FF.................................    (332)       (68)     1,679       310
GBP................................    (158)      (246)         1         2
DEM................................      73         51        (24)      (15)
Yen................................   4,312         42      1,408        14
All other (each <$40 million)...... various         40    various        39
                                    -------      -----    -------      ----
    Total..........................     N/A      $ (42)       N/A      $402
                                    =======      =====    =======      ====

- --------
* Represents U.S. dollar-denominated transactions of affiliates with functional currencies other than the U.S. dollar.

  The Company's policy is to hedge substantially all of its foreign currency transactional exposures. At December 31, 1995, the Company had entered into multiple forward contracts maturing in the first quarter of 1996 to buy and sell various currencies with notional amounts totaling $478.3 million and $445.7 million, respectively. Similar contracts which matured in the first quarter of 1995 totaled $112.6 million and $508.4 million, respectively, at December 31, 1994. At the acquisition date, Fisons had certain foreign exchange contracts in place that were speculative in nature to sell various currencies totaling $238.0 million. These contracts were effectively closed out at December 31, 1995 through the purchase of opposite contracts and the $9.2 million cost of settlement was fully accrued. A substantial portion of the contracts were settled in January 1996.

 Interest Rate Swaps

  The Company enters into interest rate swap contracts to manage its interest rate exposures and minimize its overall cost of borrowings. The net receivable or payable under the interest rate swap arrangements is recognized as an adjustment to interest expense over the life of the underlying contracts. In 1995 and 1994, the Company was party to contracts to convert certain floating rate obligations into fixed rate instruments and contracts to convert certain fixed rate debt into floating rate debt as determined by the interest rate environment of the currency in which the underlying obligation was denominated. The Company's weighted average interest rate for the year ended December 31, 1995 was reduced by six basis points or approximately $.5 million (1994: 17 basis points or $1.3 million; 1994: 45 basis points or $3.5 million) as a result of interest rate swap contracts.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Interest rate swap contracts outstanding at December 31, 1995 were as follows:

 NOTIONAL    U.S. DOLLAR FIXED OR CARRYING FAIR MARKET
  AMOUNT     EQUIVALENT  VARIABLE  AMOUNT     VALUE       TERM               AVERAGE RATE
 --------    ----------- -------- -------- ----------- -----------           ------------
                                   [RECEIVABLE (PAYABLE) IN MILLIONS]
$80 /1/         $ 80     Variable  $  .2      $ 4.6     7/92- 7/99 Pay LIBOR 3 months; Receive 7.1%
$300             300     Fixed       --        (5.1)   11/95-11/00 Pay 5.81%; Receive LIBOR 3 months
(Pounds)100      155     Variable   (4.0)      (3.4)    1/94- 1/00 Pay LIBOR 6 months; Receive 7.5%
FF250 /1/         51     Variable     .2         .9    10/94-10/96 Pay TAM /2/; Receive 7.04%
(Yen)3,000        29     Fixed       (.1)       (.8)    4/95- 4/98 Pay 2.01%; Receive LIBOR 3 months

- --------
/1/ The Company was party to similar contracts at December 31, 1994. /2/ French money market rate.

NOTE 20. INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREA

  The Company is primarily engaged in the discovery, development, manufacture and marketing of a broad line of pharmaceutical products for human use. Among the Company's principal markets are France, currently the Company's largest market, the United States, Germany, the United Kingdom and Italy. The Company also has an expanding presence in Japan and South American countries. The Company has twelve pharmaceutical plants in France, four in the U.S., fourteen in Other Europe and twenty-nine in the Rest of World region.

  The principal markets in which the Company conducts its business are subject to various governmental regulations with respect to the approval, manufacture and marketing of pharmaceutical products. In many markets, governments have instituted programs that impact pharmaceutical prices, reimbursement levels or prescription volumes. The nature of these regulations and their effect vary greatly from country to country. It is not possible to predict the extent to which the Company or the pharmaceutical industry might be affected by future legislative or regulatory developments.

  Information about the Company's operations for the years 1995, 1994 and 1993 by geographic area is shown below. Inter-area affiliated sales are not significant. Corporate loss before income taxes includes corporate administrative expenses incurred in the U.S., worldwide net interest expense and worldwide equity losses from unconsolidated affiliates.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                                                     1995      1994      1993
                                                   --------  --------  --------
                                                     (DOLLARS IN MILLIONS)
   Net sales:
     United States................................ $1,314.2  $1,261.9  $1,119.9
     France.......................................  1,819.6   1,506.7   1,374.8
     Other Europe.................................  1,207.4   1,015.5     977.8
     Rest of World................................    800.9     702.5     546.9
                                                   --------  --------  --------
       Total net sales............................ $5,142.1  $4,486.6  $4,019.4
                                                   ========  ========  ========
   Income before income taxes:
     United States................................ $  351.9  $  356.9  $  385.2
     France.......................................    245.9     172.6     280.7
     Other Europe.................................    132.0      92.8      64.6
     Rest of World................................     62.5      77.6      62.1
     Corporate....................................   (254.3)   (187.0)   (202.1)
                                                   --------  --------  --------
       Total income before income taxes........... $  538.0  $  512.9  $  590.5
                                                   ========  ========  ========
   Identifiable assets:
     United States................................ $4,105.9  $1,107.2  $1,148.3
     France.......................................  1,928.9   1,519.6   1,290.2
     Other Europe.................................  1,140.4   1,001.7     875.6
     Rest of World................................    787.4     518.6     405.9
     Corporate....................................  1,024.5     505.2     330.2
                                                   --------  --------  --------
       Total identifiable assets.................. $8,987.1  $4,652.3  $4,050.2
                                                   ========  ========  ========

  In 1995, U.S. income before income taxes ("IBT") includes $13.1 million of restructuring charges and $35.6 million of AIS-related acquired research and development. France IBT includes $22.8 million from gains on sales of certain product rights. Other Europe IBT includes $46.9 million of restructuring charges and $37.3 million of other charges related to the Fisons plc acquisition, including acquired research and development expense.

  In 1994, U.S. IBT for the U.S. includes gains on asset sales, net of restructuring charges, of $15.1 million. France and Other Europe IBT includes $49.0 million and $28.8 million, respectively, of restructuring charges, net of gains on sales of assets. The Rest of World area IBT includes restructuring charges of $13.2 million.

  In 1993, U.S. IBT includes income of $68.0 million from litigation settlement proceeds and gains on asset sales, net of restructuring charges. France IBT includes $19.5 million of restructuring charges, net of gains on asset sales. Other Europe IBT includes restructuring charges, net of gains on asset sales, totaling $30.2 million.

  For presentation purposes, goodwill and intangibles totaling $2.9 billion and related amortization expense recorded in connection with the acquisition of Fisons have been allocated to the U.S. at December 31, 1995.

NOTE 21. RELATED PARTY TRANSACTIONS

  The entities comprising the Company manage their cash separately. In the largest countries such as the U.S., France, the U.K. and Germany, the local entities have access to RP cash pooling

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES arrangements whereby they can, at their own request, lend to or borrow from RP at market terms and conditions.

  Amounts receivable from RP and affiliates totaled $61.3 million and $67.3 million at December 31, 1995 and 1994, respectively. The 1995 balance included $8.5 million of accounts receivable from sales of products and services to RP (1994: $6.8 million) and $52.8 million classified as other current assets (1994: $60.5 million).

  Accounts payable related to purchase of materials and services from RP and affiliates were $12.2 million at December 31, 1995 (1994: $7.0 million); accrued and other liabilities due to RP at December 31, 1995 were $20.9 million (1994: $30.5 million). In 1995, sales to RP and affiliates were $31.1 million (1994: $29.7 million; 1993: $34.5 million). Materials purchased from RP totaled $41.4 million in 1995 (1994: $36.8 million; 1993: $44.4 million).
In 1993, RP also compensated the Company $1.7 million in cost of products sold related to the transfer of certain production activities.

  At December 31, 1995, debt with RP and affiliates totaled $653.0 million (1994: $68.6 million). Interest expense incurred with respect to RP indebtedness in 1995 was $12.4 million (1994: $15.8 million; 1993: $24.9 million).

  RP charges the Company for expenses incurred on its behalf, including research, data processing, insurance, legal, tax, advertising, public relations and management fees. Such charges are reflected in the financial statements and amounted to approximately $23.6 million in 1995 (1994: $24.5 million; 1993: $20.2 million). Management believes that the expenses so charged are representative of amounts that the Company would have incurred if it had been operated as an unaffiliated entity.

  In the 1995 second quarter, the Company acquired Cooper and a pharmaceutical business in Brazil from RP for cash and preferred stock of an RPR subsidiary aggregating approximately $273.2 million. The preferred shares, accounted for as minority interest in other liabilities, have a liquidation preference approximating 645.0 million French francs (approximately $131.6 million) and pay dividends of 7.5% per annum of a stated value of 145.0 million French francs. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

  In December 1995, the Company issued $500.0 million of undated capital equity notes to RP. Semiannual remuneration on the unpaid principal balance of the equity notes is based on LIBOR plus a margin.

NOTE 22. CONTINGENCIES

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 429 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in certain proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that certain pharmaceutical companies, including the Company, engaged in price discrimination practices to the detriment of certain independent community pharmacists, retail chains and consumers; (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R); and (5) potential responsibility relating to past waste disposal practices, including potential involvement at three sites on the U.S. National Priority List created by Superfund legislation.

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

  As of December 31, 1995, the Company had unused standby letters of credit outstanding of $86.8 million. The letters of credit are issued primarily in the form of guarantees or performance bonds.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of Rhone-Poulenc Rorer Inc. is responsible for the information and representations contained in this report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles and that the other information in this annual report is consistent with those statements. In preparing the financial statements, management is required to include amounts based on estimates and judgments which it believes are reasonable under the circumstances.

  In fulfilling its responsibilities for the integrity of the data presented and to safeguard the Company's assets, management employs a system of internal accounting controls designed to provide reasonable assurance, at appropriate cost, that the Company's assets are protected and that transactions are appropriately authorized, recorded and summarized. This system of control is supported by the selection of qualified personnel, by organizational assignments that provide appropriate delegation of authority and division of responsibilities, and by the dissemination of written policies and procedures. This control structure is further reinforced by a program of internal audits including a policy that requires responsive action by management.

  Coopers & Lybrand L.L.P., the Company's independent accountants, performs audits in accordance with generally accepted auditing standards. The independent accountants conduct a review of internal accounting controls to the extent required by generally accepted auditing standards and perform such tests and procedures as they deem necessary to arrive at an opinion on the fairness of the financial statements presented herein.

  The Board of Directors, through the Audit Committee comprised solely of directors who are not employees of the Company, meets with management, the internal auditors and the independent accountants to ensure that each is properly discharging its respective responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee, without management present, to discuss the results of their work, including internal accounting controls and the quality of financial reporting. The Audit Committee met two times in 1995.

       /s/ Robert E. Cawthorn
- -------------------------------------
         ROBERT E. CAWTHORN
              CHAIRMAN

         /s/ Michel de Rosen
- -------------------------------------
           MICHEL DE ROSEN
    PRESIDENT AND CHIEF EXECUTIVE
               OFFICER

        /s/ Patrick Langlois
- -------------------------------------
          PATRICK LANGLOIS
      SENIOR VICE PRESIDENT AND
       CHIEF FINANCIAL OFFICER

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Rhone-Poulenc Rorer Inc.:

  We have audited the accompanying consolidated balance sheets of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    /s/ Coopers & Lybrand L.L.P.
- -------------------------------------
      COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
January 26, 1996

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                          QUARTERLY DATA (UNAUDITED)
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                      QUARTER ENDED 1995                         QUARTER ENDED 1994
                          ------------------------------------------- -----------------------------------------
                           RESTATED                                                   RESTATED
                           MARCH 31   JUNE 30    SEPT. 30   DEC. 31   MARCH 31  JUNE 30    SEPT. 30   DEC. 31
                          ---------- ---------- ---------- ---------- -------- ---------- ---------- ----------
Net sales...............  $1,098.4   $1,241.3   $1,212.7   $1,589.7   $882.0   $1,064.6   $1,137.3   $1,402.7
Gross profit............     694.4      813.6      792.8    1,094.9    583.9      688.9      740.9      917.1
Net income (loss) avail-
 able to common share-
 holders................      89.5       85.7      107.3       55.3     74.5       (4.0)     109.6      167.8
Earnings (loss) per com-
 mon share, pro forma...        .66        .64        .80        .41      .53       (.05)       .80       1.23
Market price per common
 share:
 High...................      43.500     43.125     45.875     54.500   37.000     39.500     39.125     42.625
 Low....................      36.250     40.375     40.500     43.750   32.000     30.500     30.500     35.250
Common dividends paid...        .30        .30        .30        .30      .28        .28        .28        .28

- --------
Results for the first quarter of 1995 and for each quarter of 1994 are restated to include the results of Cooperation Pharmaceutique Francaise and a pharmaceutical business in Brazil as of April 1, 1994 and January 1, 1994, respectively.

Results for the first quarter of 1995 include pretax income of $11.1 million ($.04 per share) from gains on sales of certain assets and product rights ($49.5 million), including the Company's U.S. and Canadian over-the-counter businesses, net of charges for acquired research and development expense ($13.0 million) and the reassessment of certain asset carrying values ($25.4 million).

Results for the fourth quarter of 1995 include $126.5 million ($.75 per share) of acquisition-related restructuring and other charges, including $60.0 million of pretax restructuring charges, $43.6 million of acquired research and development charged to operations and $22.9 million of integration and other costs.

Results for the second quarter of 1994 include pretax restructuring charges of $121.2 million ($.58 per share) related to a global restructuring plan.

Results for the fourth quarter of 1994 include pretax income of $4.0 million ($.02 per share) from gains on sales of assets ($37.6 million), including the Company's U.S. over-the-counter business, net of charges for acquired research and development ($11.0 million) and the reassessment of certain asset carrying values ($30.6 million).

Earnings per common share for restated periods reflect pro forma adjustments giving effect to interest and preferred dividends relative to acquisitions from Rhone-Poulenc S.A. of Cooperation Pharmaceutique Francaise and a pharmaceutical business in Brazil.

Earnings per common share amounts for each quarter are required to be computed independently and, therefore, the sum of the four quarters does not necessarily equal the amount computed for the total year.

Rhone-Poulenc Rorer Inc. (RPR) common shares are listed and traded on the New York and Paris Stock Exchanges, and are traded, unlisted, on the Philadelphia, Boston, Pacific and Midwest Stock Exchanges. On January 31, 1996, there were 6,712 holders of record of RPR common shares.

                           RHONE-POULENC RORER INC.

                                500 Arcola Road
                          Collegeville, PA 19426-0107

        The Proxy is Solicited on Behalf of the Board of Directors of
                           Rhone-Poulenc Rorer Inc.


     The undersigned hereby appoints, Michel de Rosen, Richard T. Collier, and Patrick Langlois and each of them, with the power of substitution, attorneys to vote the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Rhone-Poulenc Rorer Inc., in Collegeville, Pennsylvania, at 2:00 p.m. on May 3, 1996 and any adjournment or postponement thereof, for the transaction of such business as may come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, the proxy will be voted FOR the election of the nominees for director, FOR proposal 2 and FOR proposal 3.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND FOR PROPOSAL 3.






                     (Continued, and to be dated and signed, on the other side.)

Please mark boxes [_] x in blue or black ink.

1.     Election of five directors to three-year terms.

 [_] VOTE FOR ALL NOMINEES (except as noted to the contrary below)

 [_] WITHHOLD AUTHORITY to vote for all nominees listed

 [_] NOMINEES FOR THREE-YEAR TERMS: Jean-Jacques Bertland, Michel de Rosen,
     Dale F. Frey, Igor Landau, and Jean-Pierre Tirouflet

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided at right.


                                                           ---------------------

2. Proposal to amend the Articles of Incorporation of Rhone-Poulenc Rorer Inc. to increase the number of authorized shares of common stock to 600 million.

              [_]  FOR             [_]  AGAINST             [_] ABSTAIN

3. Proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent certified public accountants for Rhone-Poulenc Rorer Inc. and its subsidiaries for the fiscal year ending December 31, 1996.

              [_]  FOR             [_]  AGAINST             [_] ABSTAIN

In their discretion, the attorneys are authorized to vote upon such other matters as may properly come before the meeting.

Address change and/or Comments Mark Here [_]


Your signature should appear exactly as your name appears in the space at the left. When signing in a fiduciary or representative capacity, please sign your full title as such. If shares are held in more that one capacity, this proxy will be deemed to vote all shares held in all capacities. If your imprinted name is incorrect, please print your correct name in the space below.

Date: ___________________________________________________________________, 1996


      _________________________________________________________________________
                                                                      Signature

      _________________________________________________________________________
                                                                          Title


(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)